UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement under the Securities Act of 1933

XTOL ENERGY INC.
(Name of Small Business Issuer in its Charter)

NEVADA	1381	N/A
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Suite 600 – 595 Howe Street
Vancouver, British Columbia Canada V6C 2T5
Tel: 604-662-3910
(Address and telephone number of principal executive offices)

CSC Services of Nevada, Inc.
502 East John Street
Carson City, Nevada 89706
Tel: 775-882-3072
(Name, address and telephone number of agent for service)

With a copy to:
Penny Green, Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel (604) 732 4804            Fax (604) 408 5177

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same
offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the
Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the
Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [   ]

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class	Amount to be	Offering Price	Aggregate	Registration
of Securities to be	Registered	per Security (1)	Offering Price (1)	Fee
Registered		($)	($)	($)

Shares of Common Stock, par value $0.0001	14,700,000	0.45	6,615,000	203.08

Shares of Common Stock, par value $0.0001 (underlying warrants)	1,500	0.45	675	0.02

Total Fee Due				203.10

1	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

14,701,500 Shares Common Stock

We are registering 14,701,500 common shares held by eight selling shareholders, including 8,000,000 common shares owned or controlled by our directors and 2,000,000 common shares held by our Vice President of Corporate Development. The 14,701,500 shares include 14,700,000 common shares issued to the selling shareholders and 1,500 common shares underlying warrants.

Our common stock became eligible for trading on the OTC Bulletin Board on July 9, 2007. Our common stock is eligible for quotation on the OTC Bulletin Board under the symbol “XTOL.OB”.

All of the shares of common stock are being offered for resale by the eight selling shareholders at prevailing market prices established on the OTC Bulletin Board at the time of sale or at any prices determined by the selling shareholders. These prices will fluctuate based on the demand for the shares of common stock. The most recent price of our common stock by private placements was $0.45 per share. As of August 13, 2007, there have not been any shares of our common stock sold through the OTC Bulletin Board.

We will not receive any proceeds from the resale of shares of common stock by the selling shareholders, although we will receive proceeds from the exercise of warrants. We will incur all costs associated with this Prospectus.

An investment in our common stock involves risks. Investors should be able to afford the loss of their entire investment. See "Risk Factors" in this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Summary

This Prospectus, any supplement to this Prospectus and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis or Results of Operations” sections of this Prospectus.

Our Business

XTOL Energy Inc. (“XTOL”, “we”, “us”) is a start up oil and gas exploration company. We have incurred losses since inception and relied upon the sale of our securities to fund operations. We generated limited revenues of $1,746 from our 2.34% non operated interest in three operating wells in Oklahoma since our inception to May 31, 2007. In February 2007 we received our first revenues. We have only recently begun operations. Our auditors have issued a going concern opinion about us.

We were incorporated as a Nevada company on February 14, 2006. We are also extra-provincially registered in British Columbia, Canada. We do not have any subsidiaries.

We intend to build our business through the acquisition of producing oil and natural gas wells, interests and leases. Our strategy is to combine the secure and reliable revenue source of non-operated interest from producing oil wells with the potential of an oil and gas exploration project.

Our principal office is located at Suite 600 – 595 Howe Street, Vancouver, British Columbia, Canada, V6C 2T5. Our telephone number is (604) 662-3910. Our fiscal year end is November 30.

In August 2006, we acquired a non-operated interest in three operating wells in Kingfisher County, Oklahoma. These wells are operated by Range Production Company of Fort Worth, Texas. On August 1, 2006 we made cash payment of $34,038 to complete the purchase of our interest. During the first six months of 2006, the three wells produced an approximate average of 127 thousand cubic feet of gas and 1 barrel of oil per day. From 2002 to 2005, the combined average annual income of the 2.34% interest in the wells less operating costs was approximately $6,180.

The following table describes our interest in the Kingfisher County wells:

Name of Well	Location	Nature of Interest
Stebens #1	Kingfisher County, Oklahoma	2.34% non operated interest
Oblander #1-29	Kingfisher County, Oklahoma	2.34% non operated interest
Schneider #1	Kingfisher County, Oklahoma	2.34% non operated interest

Our current directors, Gary Chayko and Jordan Shapiro, do not have experience in the oil and gas industry. Our business plan may fail due to our management’s lack of experience in this industry. We intend to retain a full time President and CEO and CFO who has experience in the oil and gas industry for oversight of our development and operations and capital raising. At the same time, we plan to appoint the new President and CEO or CFO as a director. Over the next two months we also intend to hire a full time engineer, land specialist and geologist to meet our technical requirements associating with a potential development stage exploration project. Currently those proposed plans are in an initial stage. We are looking for qualified and experienced personnel, but we have not yet identified any particular persons. There is no guarantee that we can attract and retain our proposed personnel. Failure to retain the qualified management and skilled professionals may have an adverse effect on our business. Also, there are many factors, described in detail under the section "Risk Factors", which may adversely affect our ability to begin and sustain profitable operations.

For the next twelve months (beginning August 2007), we plan to purchase additional non-operated interests, acquire a development stage exploration property and carry out an exploration program on the acquired property.

Over the next twelve months (beginning August 2007) we plan to spend approximately $6,500,000 on acquisition and exploration expenses for oil and gas interests and properties, and approximately $832,000 for other operational costs. We have incurred net losses since our inception, and relied upon the sale of our securities to fund operations. We will be dependent on future financing in order to maintain our operations and carry out our business plan. We anticipate that we will require additional financing of approximately $7,030,000 in order to pursue exploration of any properties that we acquire. We currently do not have sufficient financing to carry out our business plan and there is no assurance that we will be able to obtain the necessary financing. Accordingly, there is uncertainty about our ability to continue our operations. If we cease our operations, you may lose your entire investment in our stock.

The Offering

The 14,701,500 common shares registered in this Prospectus represent approximately 36% of our issued and outstanding stock. Both before and after the offering, our current directors and officers will control us. Before the offering, Gary Chayko, a director, our President and Chief Executive Officer, owns or has the rights to acquire a total of 20,000,000 shares, which would be 44% of our issued and outstanding securities, assuming he exercises all 5,000,000 options. After the offering, if he sells all 4,000,000 shares he is registering in this Prospectus, he will own or have the right to acquire 16,000,000 shares, which would be approximately 35% of our issued and outstanding securities, assuming he exercises all 5,000,000 options.

Before the offering, Jordan Shapiro, a director and our Chief Financial Officer, owns or has the rights to acquire a total of 20,000,000 shares, which would be approximately 44% of our issued and outstanding securities, assuming he exercises all 5,000,000 options. After the offering, if he sells all 4,000,000 shares he is registering in this Prospectus, he will own or have the rights to acquire 16,000,000 shares, which would be approximately 35% of our issued and outstanding securities, assuming he exercises all 5,000,000 options.

Before the offering, Norman Meier, Vice President of Corporate Development, owns a total of 2,000,000 shares, which would be approximately 5% of our issued and outstanding stock. After the offering, if he sells all 2,000,000 shares he is registering in this Prospectus, he will not own any shares of our common stock.

Securities Offered:	•	14,700,000 common shares offered by the selling shareholders, including 10,000,000 shares held or controlled by our directors and senior officers, Gary Chayko, Jordan Shapiro and Norman Meier.

	•	1,500 common shares underlying warrants to purchase stock at $0.50 per share until February 7, 2008.

Offering Price:	The selling shareholders will sell their common stock at prevailing market prices established on the OTC Bulletin Board at the time of sale or at privately negotiated prices.

Minimum Number of Shares to be Sold in this Offering:	None

Securities Issued and to be Issued:	40,544,000 shares of common stock are issued and outstanding as of August 13, 2007. As of August 13, 2007, there are outstanding options and warrants to purchase 10,047,700 common shares.

Use of Proceeds:

We will not receive any proceeds from the sale of the common stock by the selling shareholders. We will receive the proceeds from any exercise of warrants for the purchase of shares registered in this Prospectus. We intend to use any such proceeds towards general and administrative expenses.

Market for Our Common Stock

Our common stock is eligible for quotation on the OTC Bulletin Board, under the trading symbol “XTOL.OB”. The market for our stock may be highly volatile. We cannot assure you that there will be a market in the future for our common stock.

Financial Condition

Since our inception, we have generated limited revenues and incurred significant losses. Our auditors stated that these factors raise substantial doubt about our ability to continue as a going concern.

All of the references to currency in this filing are to US Dollars, unless otherwise noted. The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" and our accompanying Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	For the Period from	For the	For the	For the	Period from
	February 14, 2006	Three Months	Three Months	Six Months	February 14,
	(Date of Inception)	Ended	Ended	Ended	2006 (Date of
	To May 31, 2007	May 31, 2007	May 31, 2006	May 31, 2007	Inception) to
					May 31, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($)	($)	($)	($)	($)
Revenue	1,746	819	-	1,746	-
Expenses	257,338	93,502	12,932	198,911	12,932
Net Loss	(255,592)	(92,683)	(12,932)	(197,165)	(12,932)
Loss per	-	-	-	(0.01)	-
Common Share

Balance Sheet Data

	May 31, 2007	November 30, 2006
	($)	($)
	(unaudited)	(audited)

Working Capital	406,261	312,259
Surplus
Total Assets	462,879	360,898
Total Liabilities	21,921	11,775

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock. Any investment in our common stock is speculative. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

XTOL Risks

1. A decline in or substantial volatility of oil and gas prices could adversely affect our business, which could mean a decrease in our revenues.

We anticipate that our business will be primarily determined by oil and gas prices in North America. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) may result in the drilling of fewer new wells or lower production spending on existing wells. Significant declines in prices for oil and natural gas could harm our financial condition, results of operations and quantities of reserves recoverable on an economic basis. A decline in oil and gas prices or a reduction in drilling activities could materially and adversely affect our business and could seriously decrease our revenues or prevent us from generating any revenues.

2. There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; (ii) our limited operating revenues as at May 31, 2007; and (iii) our dependence on sale of equity securities and receipt of capital from outside sources to continue in operation. We anticipate that we will incur increased expenses without realizing enough revenues. We therefore expect to incur significant losses in the foreseeable future. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to sell our assets, curtail or cease our operations. If this happens, you could lose all or part of your investment.

3. We will need significant capital requirements to commence our proposed operations, and we will not be able to further implement our business strategy unless sufficient funds are raised, which could cause us to discontinue our operations.

We will require significant expenditures of capital in order to locate and acquire producing properties or to begin exploration activities on our future properties. We estimate the initial purchase cost of non-operated working interests will be approximately $3,000,000 and the initial cost of acquisition of an exploration project will be about $1,100,000. However, we estimate the cost of developing an exploration project to be approximately $2,000,000, depending on the depth of the well. Also, the estimated expenses of engineer, land specialist and geologist are $400,000 for 12 months. Therefore, we expect that we totally need approximately an additional $6,500,000 in financing on our planned acquisition and exploration expenditures for the next 12 months. We must obtain the necessary funds to proceed with our planned business equity offerings as well as other equity investments, bank loans or joint ventures with other companies. We may not be able to raise those amounts from our planned sources. In addition, the cost and timing of drilling, completing and operating wells is difficult to predict. If we drastically underestimate the amount of money it will cost to begin earning revenues, our ability to continue our business will be adversely affected.

We need to raise additional capital to carry out our business plan. Our ability to obtain additional financing is subject to a number of factors, including the market price of oil and gas, market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. We cannot assure you that we will have sufficient resources to acquire additional properties or conduct operations as projected, or that we will be able to obtain any additional funding required, any of which events may mean that we may not be able to continue our operations or our business plan may fail. You may lose your entire investment.

4. We lack an operating history and there is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on February 14, 2006 and we have only realized limited revenues. We have very little operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  completion of our future equity or debt financing;
  our ability to purchase or develop oil and gas properties; and
  our ability to compete with other large or new oil and gas companies.

Based upon current plans, we expect to incur operating losses in the next two years because we will be incurring large expenses and generating small revenues. We cannot guarantee that we will be successful in generating significant revenues in the future. Failure to generate significant revenues will cause us to go out of business.

5. We face strong competition from larger oil and gas companies, which could harm our business and ability to operate profitably.

The exploration and production of oil and gas business is highly competitive. Other oil and gas companies will compete with us by bidding for exploration and production licenses and other properties and services that we will need to operate our business in the countries in which we expect to operate. This competition is increasingly intense as prices of oil and natural gas on the commodities markets have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors.

Oil and gas properties have limited lives and, as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable oil and gas lands available in North America where we would consider conducting exploration and/or production activities. The major oil and gas companies are often better positioned to obtain the rights to exploratory acreage for which we may compete.

Competitors include larger, foreign owned companies, which, in particular, may have access to greater resources than us, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations. These factors may give them a competitive advantage. Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment, transportation, power and technical support in the particular areas and our access to these facilities may be limited due to high competition. Shortages and/or the unavailability of necessary equipment or other facilities will impair our activities, either by delaying our activities, increasing our costs or otherwise.

If we are unable to adequately address our competition, including, but not limited to, finding ways to secure profitable oil and gas producing properties on terms that we consider acceptable, our ability to earn revenues will suffer.

6. We rely heavily upon reserve estimates when determining whether or not to invest in a particular oil or gas property.

The oil and gas reserve information that we use in evaluating oil and gas prospects is based on reserve estimates involving a great deal of uncertainty. The process of estimating oil and gas reserves is complex, and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. Different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Reserve estimates depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data is used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether oil and natural gas are recoverable from a reservoir. Recoverability is ultimately subject to the accuracy of data including, but not limited to, geological characteristics of the reservoir, structure, reservoir fluid properties, the size and boundaries of the drainage area, reservoir pressure, and the anticipated rate of pressure depletion. The evaluation of these and other factors is based upon available seismic data, computer modeling, well tests and information obtained from production of oil and natural gas from adjacent or similar properties, but actual recoveries of proved reserves can differ from estimates.

Reserve estimates also require numerous assumptions relating to operating conditions and economic factors, including the price at which recovered oil and natural gas can be sold, the costs of recovery, assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs, prevailing environmental conditions associated with drilling and production sites, availability of enhanced recovery techniques, ability to transport oil and natural gas to markets and governmental and other regulatory factors, such as taxes and environmental laws. Economic factors beyond our control, such as interest rates and exchange rates, will also impact the value of our reserves. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. As a result, our reserve estimates will be inherently imprecise. A negative change in any one or more of these factors could result in quantities of oil and natural gas previously estimated as proved reserves becoming uneconomic.

7. We may not be able to develop oil and gas reserves on an economically viable basis, and our reserves and production may decline as a result.

To the extent that we succeed in discovering oil and/or natural gas reserves at our future properties, we are not sure that these reserves will be capable of supporting production levels we project or in sufficient quantities to be commercially viable. These risks are more acute in the early stages of exploration. Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions such as over pressured zones, tools lost in the hole, changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and gas reserves. If we are not able to explore acquisition or development in new reserves, our current reserves and production will decline over time as the reserves are developed. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute oil and natural gas into our markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment, or recovery of drilling, completion and operating costs unless a commercial viable amount of oil and natural gas is returned. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

8. Title deficiencies could render our current or future leases worthless, which could prevent us from achieving revenues.

The existence of a material title deficiency can render a lease worthless and can result in a large expense to our business. We will rely upon the judgment of oil and gas lease brokers or landsmen who perform the field work in examining records in the appropriate governmental office before attempting to place a specific interest under lease. This is customary practice in the oil and gas industry. However, even after taking these precautions, deficiencies in the marketability of the title to the leases may still arise. Ownership of the oil or gas exploration rights can be subject to prior unregistered agreements, interests, undetected claims, or interests. If any such claim relating to lands on which we may have rights is successful, it could have a significant adverse effect on our ability to conduct our business. Such deficiencies may render our current or future leases worthless, which could prevent us from generating revenues.

9. We may encounter operating hazards related to oil and gas exploration and production, which may result in substantial losses to our business and your investment.

We are subject to operating hazards normally associated with the exploration and production of oil and gas, including unexpected formations or pressures, premature declines of reservoirs, blowouts, sour gas release, explosions, craterings, pollution, earthquakes, labor disruptions, fires, pipeline ruptures, oil spills, the invasion of water into producing formations and other environmental hazards and risks. The occurrence of any such operating hazards could result in substantial losses to us due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties, which could result in substantial losses to our business.

10. Seasonal weather patterns could adversely influence our business and result in a total loss of your investment.

In North America, the amount of oil and gas exploration and production activity is influenced by seasonal weather patterns. In spring, wet weather can make the ground unstable, and result in road closures that restrict the movement of rigs and other heavy equipment, thereby decreasing activity levels. Damage caused by severe weather, natural disasters or other operating hazards could result in substantial losses to us. We are not covered by insurance for any business interruption resulting from such events and, upon the occurrence of a natural disaster; this lack of coverage could harm our financial position and results of operations. We believe that a severe change in weather patterns affecting our current or future properties could lower our business or cause us to go out of business.

11. Our operations are subject to various litigation risks that could harm our business, impact our profitability and lower the value of your investment in us.

Although we currently are not involved in any litigation matters, the nature of our operations expose us to possible litigation claims in the future. There is risk that any litigation matter could be adversely decided against us, and this could harm our financial condition and results of operations. Such claims could include, but are not limited to, environmental damage and remediation, workers’ compensation, insurance coverage, property rights and easements, maintenance of mining claims and other issues. Litigation is highly costly and the costs associated with defending litigation could also harm our financial condition. Should we get involved in litigation matters, we will be forced to direct our limited resources to defend or prosecute the litigation thereby harming our ability to carry on revenue producing activities.

12. Our business is subject to environmental legislation and any changes in such legislation could negatively affect our results of operations.

The oil and gas industry is subject to many laws and regulations which govern the protection of the environment, health and safety and the management, transportation and disposal of hazardous substances. These laws and regulations may require removal or remediation of pollutants and may impose civil and criminal penalties for violations. Some of the laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders.

The costs arising from compliance with environmental and natural resource laws and regulations may increase our costs of operations, as well as further restrict our operations. If the costs of such compliance exceeds our budgeted costs, our ability to earn revenues will be harmed. Any regulatory changes that impose additional environmental restrictions or requirements on us could adversely affect us through increased operating costs, which could have a material adverse effect on our results of operations.

13. Any oil and gas we may discover or produce may not be readily marketable at the time of production, delaying our ability to generate meaningful revenue.

Crude oil, natural gas, condensate and other oil and gas products are generally sold to other oil and gas companies, government agencies and other industries. Natural gas associated with oil production is often not marketable due to demand or transportation limitations and is often flared at the producing well site. Pipeline facilities do not exist in certain areas of exploration and, therefore, any actual sales of discovered oil and gas might be delayed for extended periods until such facilities are constructed.

14. Since our executive officers do not have any significant training and/or experience in the oil and gas industry, our financial results could suffer irreparable harm as a result of their decisions and choices.

Gary Chayko and Jordan Shapiro, our officers and directors, do not have any significant training or experience in acquiring and operating an oil and gas interest or exploring for a property. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Our management’s decisions and choices may fail to take into account standard engineering or managerial approaches oil and gas companies commonly utilize. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

15. Our success depends in part on our ability to attract and retain additional key personnel, which we may or may not be able to do. Our failure to do so could prevent us from achieving our goals and becoming profitable.

Since our current directors and officers do not have experience in the oil and gas industry and they only attribute approximately 20% of their time to us, we plan to retain a full time President, CEO and CFO to manage our operations and supervise our expansion. In addition, we plan to hire a full time engineer, land specialist and geologist to provide us with technical services in regards to our proposed exploration project. However, competition for additional qualified management and skilled professionals is intense, so we may be unable to attract and retain additional key personnel. Our failure to do so could prevent us from achieving our goals and becoming profitable.

16. New legislation, including the Sarbanes-Oxley Act, may make it more difficult for us to retain or attract officers and directors, which could increase our operating costs or prevent us from becoming profitable.

The Sarbanes-Oxley Act was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Exchange Act. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These hurdles could prevent us from becoming profitable.

17. As our directors and officers and our future business assets may be located in Canada, investors may be limited in their ability to enforce US civil actions against our directors and officers or our future assets. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our directors.

Our future business assets may be located in Canada and our directors and officers are residents of Canada. Consequently, it may be difficult for United States investors to affect service of process within the United States on our future assets or our directors or officers.

A judgment of a US court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the US court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our future assets or our directors and officers predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

18. We indemnify our directors against liability to XTOL and our shareholders, and the costs of this indemnification could negatively affect our operating results.

Our bylaws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. The bylaws also allow for reimbursement of certain legal defenses. As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling XTOL, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against XTOL for indemnification, the costs could have a negative effect on our operating results.

Risks Associated with Our Securities

19. The price and trading volume of our common stock will be highly volatile and could adversely affect your ability to sell your shares and the available price for the shares when sold.

Our common stock became eligible for trading on the OTC Bulletin Board on July 9, 2007. Our common stock is quoted on the OTC Bulletin Board under the trading symbol “XTOL.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. You may not be able to sell your shares at your purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares your purchase from the selling shareholders.

20. The issuance of shares upon exercise of options and warrants may cause immediate dilution to our existing shareholders.

The issuance of shares upon exercise of options and warrants may result in dilution to the interests of other stockholders. As of August 13, 2007, we have outstanding options to purchase 10,000,000 common shares at an exercise price of $0.0001 per share until February 15, 2011 and outstanding warrants to purchase 47,700 common shares at an exercise price of $0.50 per share until February 7, 2008 or June 4, 2009. The outstanding options and warrants would result in an additional 10,047,700 shares issued if all were exercised. This would increase our outstanding shares by approximately 20% and result in an immediate dilution to existing shareholders.

21. Our continued sale of equity securities will dilute existing shareholders and may decrease the market price for our common stock.

Given our limited revenues and the doubtful prospect for significant revenues in the next several years, we will require additional financing of $7,030,000 for the next 12 months (beginning August 2007) which will require the issuance of additional equity securities. We expect to continue our efforts to acquire further financing in the future to fund additional exploration and acquisition activities, which will result in future dilution to existing outstanding shareholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors.

22. We do not intend to pay dividends and there will be fewer ways in which you can make a gain on any investment in us.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of the stock’s price.

23. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

24. Because our officers and directors, who are also our promoters, will own more than 50% of the outstanding shares after this offering, they will retain control of us and be able to decide who will be directors and you may not be able to remove them as directors which could prevent us from becoming profitable.

Gary Chayko, our President and Chief Executive Officer, and Jordan Shapiro, our Chief Financial Officer, own or have the rights to acquire a total of 40,000,000 common shares, which would be 88% of our issued and outstanding securities. After the offering, if they sell their 8,000,000 common shares registered in this Prospectus, they will own or have the rights to acquire 32,000,000 shares, which would be approximately 70% of our issued and outstanding securities upon their exercise of all 10,000,000 options.

Because Gary Chayko and Jordan Shapiro will continue to own more than 50% of our issued common stock, they will be able to elect all of our directors and control our operations. They may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, they could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. They may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. If the directors fail to act in our best interests or fail to adequately manage us, you may have difficulty in removing them as directors, which could prevent us from becoming profitable.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders. We will receive the proceeds from any exercise of warrants for the purchase of shares registered in this Prospectus. We intend to use any such proceeds towards general and administrative expenses.

Dilution

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

The 14,700,000 common shares to be sold by the selling shareholders are currently issued and outstanding common shares. Accordingly, their sale will not cause dilution to our existing shareholders. The issuance of shares upon the exercise of 1,500 warrants, however, may result in dilution to the interests of other shareholders since the holders of 1,500 warrants may ultimately exercise warrants and sell the full amount of common shares upon the exercise. This amount would slightly increase the amount of our outstanding shares and result in a slight dilution to existing shareholders.

Plan of Distribution

Our common stock is quoted on the OTC Bulletin Board under the symbol “XTOL.OB.” The actual price of the shares sold herein by the selling shareholders will be determined by prevailing market prices at the time of sale or the discretion of the selling shareholders.

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility of our common stock may be limited; and (c) a lack of visibility of our common stock may have a depressive effect on the market price of our common stock.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  at prevailing market prices;
  in privately negotiated transactions; or
  in any combination of these methods of distribution.

The sales price to the public may be:

  the market price prevailing at the time of sale;
  a price related to such prevailing market price; or
  such other price as the selling shareholders determine from time to time.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

  not engage in any stabilization activities in connection with our common stock;

  furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither XTOL nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

Regulation M

During such time as the selling shareholders may be engaged in a distribution of any of the shares being registered by this registration statement, the selling shareholders are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for, or purchasing, or attempting to induce any person to bid for or to purchase any security which is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling shareholders of the requirements for delivery of this Prospectus in connection with any sales of the common stock offered by this Prospectus.

In regards to short sells, the selling shareholders cannot cover their short sales with shares from this offering. In addition, if any such short sale is deemed to be a stabilizing activity, then the selling shareholders will not be permitted to engage in such a short sale of our common stock. All of these limitations may affect the marketability of the shares.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

  contains a toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

  contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;

  the compensation of the broker-dealer and its salesperson in the transaction;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Selling Shareholders

Since our inception to August 13, 2007, we raised capital pursuant to the following common share issuances:

Date of issuance	Investor description	Number of securities issued (#)	Price per security ($)	Net proceeds received ($)
February 15, 2006	directors and affiliate	30,000,000 (1)	0.0001	5,000
April 11, 2006	Chad Smanjak and three non US investors	1,550,000	0.05	77,500
April 24, 2006	ten non US investors	122,000	0.25	30,500
September 12, 2006	one non US investor	20,000	0.25	5,000
October 20, 2006	one non US investor	200,000	0.25	50,000
November 29, 2006	Sedona AG	6,000,000	0.25	For services (2)
December 2006	three non US investors	40,000	0.25	10,000
January 2007	Cleveland Maynard Welsh	10,000	0.25	For services (3)
February 2007	18 non US investors	30,000	0.50	13,500 (4)
April 2007	Cleveland Maynard Welsh	10,000	0.50	For services (5)
May 2007	One non US investor	100,000	0.45	45,000
May 2007	Two non US investors	462,000 (6)	0.45	208,000
July 2007	Norman Meier	2,000,000	0.50	For services (7)
Total		40,544,000		444,500

(1) On February 15, 2006 we issued an aggregate of 50,000,000 shares of common stock to our directors and affiliates. On September 14, 2006, 20,000,000 shares of these common shares were cancelled without consideration.

(2) On November 29, 2006 we issued 6,000,000 shares of common stock to Sedona AG for $225,000 worth of investment consulting services.

(3) In January 2007 we issued 10,000 shares of common stock to Cleveland Maynard Welsh with a fair value of $0.25 per share for geological consulting services.

(4) We raised gross proceeds of $15,000 from the issuance of 30,000 common shares. Canaccord Capital, a Canadian broker, received cash of $1,500 and warrants to purchase 1,500 common shares at $0.50 per share as commission for the sale of these shares. The net proceeds to us were $13,500.

(5) On April 18, 2007 we issued 10,000 common shares to Cleveland Maynard Welsh at a fair value of $0.50 per share for geological and advisory board consulting services.

(6) We issued 462,000 units at approximately $0.45 per unit for net proceeds of approximately $208,000. Each unit consisted of one share of common stock and one-tenth of a share purchase warrant. One whole share purchase warrant is exercisable into one share of common stock at $0.50 per share until June 4, 2009.

(7) On July 31, 2007 we issued 2,000,000 common shares to Norman Meier as compensation for 2 years of his corporate development services.

Shares issued to US residents Chad Smanjak and Cleveland Maynard Welsh were exempt from registration pursuant to Rule 4(2) of the Securities Act. All of the other issuances described above were exempt from registration under Regulation S of the Securities Act. Where the purchasers of the shares in the issuances described above are not named, they are all non US residents, unless otherwise noted.

Of the above described issuances totaling 40,544,000 shares, 14,701,500shares are being registered by the selling shareholders, including 10,000,000 shares held or controlled by our directors and senior officers and 1,500 common shares underlying warrants.

The following table provides as of August 13, 2007 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered by each;
  the total number of shares that will be owned by each upon completion of the offering; assuming all shares that are being registered are sold;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.
Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent (%)	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (%)
Canaccord Capital Corporation (2)	1,500 (3)	(4)	1,500	0	0
Gary Chayko (5)	20,000,000 (6)	44	4,000,000	16,000,000	35
Michael R. Friedrich	500,000	1.2	300,000	200,000	(4)

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent (%)	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (%)
Hudson Capital Corporation (7)	10,000,000 (8)(12)	23	1,500,000	9,500,000	22
Norman Meier (9)	2,000,000	5	2,000,000	0	0
Sedona AG (10)	6,000,000	14.8	4,000,000	2,000,000	5
Jordan Shapiro (11)	20,000,000 (8)(12)	44	2,500,000	17,500,000	41
Chad Smanjak	600,000	1.5	400,000	200,000	(4)
Total			14,701,500

(1)

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this Prospectus.

(2)

Cannacord Capital Corporation is a subsidiary of Canaccord Capital Inc., a public company listed in TSX-Venture Exchange in Canada under the trading symbol “CCI”. Peter Brown is the President and Chief Executive Officer of Canaccord and Brad Kotush is its Chief Financial Officer.

(3)	The shareholding includes warrants to purchase up to 1,500 shares of our common shares at an exercise price of $0.50 per share until February 7, 2008.

(4)	Less than 1%.

(5)	Gary Chayko is a director and our President and Chief Executive Officer.

(6)	The shareholdings include options to purchase 5,000,000 common shares at $0.0001 per share until February 15, 2011 and 15,000,000 common shares directly held by Gary Chayko.

(7)	Jordan Shapiro has investment and voting control over shares held by Hudson Capital Corporation. Mr. Shapiro is our director and Chief Financial Officer.

(8)	The shareholdings include options to purchase 2,500,000 common shares at $0.0001 per share until February 15, 2011 and 7,500,000 common shares directly held by Hudson Capital. See also note 12.

(9)	Norman Meier is our Vice President of Corporate Development.

(10)	Costantino Pinelli has voting and investment control over shares held by Sedona AG.

(11)	Jordan Shapiro is our director and Chief Financial Officer.

(12)

The shareholdings include options to purchase 2,500,000 common shares at $0.0001 per share until February 15, 2011 and 7,500,000 common shares held directly in his name. In addition, Mr. Shapiro has investment and voting control over securities held by Hudson Capital. Hudson Capital’s shareholdings include options to purchase 2,500,000 common shares at a price of $0.0001 per share until February 15, 2011 and 7,500,000 common shares (see above note 8).

The percentages are based on the 40,544,000 shares of common stock outstanding on August 13, 2007 and assume all shares being registered are sold by the selling shareholders.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or any of our properties.

Directors, Executive Officers, Promoters, and Control Persons

Directors and Officers

Our Bylaws state that we shall have not less than one and no more than fifteen directors and that the number of directors shall be set by resolution of the Board of Directors. Currently we have two directors.

Our current directors and officers are as follows:

Name	Age	Position
Gary Chayko	51	Director, President, Chief Executive Officer
Jordan Shapiro	34	Director, Chief Financial Officer, Secretary, Treasurer
Norman Meier	32	VP, Corporate Development

The directors will serve as directors until our next shareholder meeting or until a successor is elected who accepts the position. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Gary Chayko, Director, President and Chief Executive Officer

Gary Chayko has been a director and our President and Chief Executive Officer since our inception on February 14, 2006. From January to December 2002 Mr. Chayko served as Vice President of Iroquois West, in a joint venture with Cott Beverages, that purchased and reestablished a spring water bottling plant in Canada. From September 2006 to the present Mr. Chayko has been the Chief Executive Officer and a director of Coatit Industries, a polyurea coating and spray foam insulation company in Ottawa, Ontario, Canada. From 1983 to the present, Mr. Chayko has been a lawyer engaged in private practice as a sole practitioner. He is certified as a specialist in Criminal Law by the Law Society of Upper Canada. In the course of his practice he has been engaged as a private prosecutor for a number of environmental offences and Fishery Act offences which concerned pollution. Mr. Chayko is the author and Editor in Chief of Forensic Evidence in Canada, (Canada Law book 1991 and 2d edition 1999), a textbook on forensic science for Canadian Lawyers, Judges and Police. He taught the forensic course at the University of Ottawa, Faculty of Law in 1999.

Jordan Shapiro, Director and Chief Financial Officer

Mr. Shapiro has been a director and our Chief Financial Officer since our inception on February 14, 2006 to present. From 2002 to present, Mr. Shapiro has been the founder and President of Hudson Capital Corporation, a venture capital firm assisting companies in the areas of corporate finance, business development and investor relations. From 1997 to 2002, Mr. Shapiro worked as an investment advisor at Canaccord Capital Corporation, a company in the business of providing financial services and investment advice to private investors and companies in Canada and the United States. At Canaccord Capital, Mr. Shapiro specialized in venture capital financings and derivatives trading. From November 2005 to the present, Mr. Shapiro has worked with Hemis Corporation, a public company quoted on the OTC Bulletin Board under the symbol HMSO, as an independent contractor to provide financial consulting services in business development. Mr. Shapiro holds a Bachelor of Arts degree from the University of Western Ontario.

Norman Meier, Vice President of Corporate Development

Dr. Meier was appointed as our Vice President of Corporate Development on July 24, 2007. Since 2005 to the present, Dr. Meier has been a director, President and Chief Executive Officer of Hemis Corporation, a publicly held mineral exploration company quoted under the symbol HMSO.OB. From May 2004 to May 2005 Dr. Meier was the founder and President of LEAP Institute LLC, a company in the business of providing financial services and investment advice to private investors and companies. From November 2002 to April 2004 he worked as Manager Global Sales Support for Man Investments, Switzerland, where he managed a global sales team in the hedge fund industry to raise money from financial institutions, bank and brokers around the world. From April 2002 to October 2002 Dr. Meier worked as an Investment Advisor at Canaccord Capital in Vancouver, British Columbia, Canada, where he established and managed portfolios, integrated risk management strategies, evaluated performance models for existing portfolios, provided investment advice and traded in securities. From 1995 to 2001 he worked at AWD Independent Financial Services, Switzerland, initially as a financial advisor, and later as a team manager. Dr. Meier is also a director and President and Chief Executive Officer of Tecton Corporation, a publicly held mineral exploration company authorized for quotation on the Bulletin Board under the symbol TEON.OB.

Norman Meier has a PhD in Human Behavior, an MBA and a BA, all from Newport University in Switzerland. He holds two designations from the Canadian Securities Institute: a Canadian Investment Manager Designation and a Derivatives Market Specialist Designation. He also holds a Financial Planning Designation from AWD Switzerland.

Family Relationships

There are no family relationships among our officers or directors.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of us and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of August 13, 2007, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of August 13, 2007, there were 40,544,000 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

		Amount and
Title of Class	Name and Address of	Nature of
	Beneficial Owner	Beneficial	Percent of
		Ownership	Class

Common	Gary Chayko (1)	20,000,000	44%
	200 Elgin Street, Suite 202	(2)	(3)
	Ottawa, ON K2P 1L5 Canada

Common	Jordan Shapiro (4)	20,000,000	44%
	595 Howe Street, Suite 600	(5)	(6)
	Vancouver, BC V6C 2T5 Canada

Common	Norman Meier (7)	2,000,000	5%
	Bordackerstrasse 62
	8610 Uster
	Switzerland

	All Officers and Directors as a Group	42,000,000	83% (8)
Common	Sedona AG (9)	6,000,000	14.8%
	Neuhofstrasse 8
	8600 Dubendorf
	Switzerland

1	Gary Chayko is a director, President and Chief Executive Officer of XTOL.

2	Includes options to purchase 5,000,000 common shares at $0.0001 per share and 15,000,000 shares owned by Gary Chayko.

3	Calculated as if all 5,000,000 options were exercised by Gary Chayko.

4	Jordan Shapiro is a director and the Chief Financial Officer of XTOL.

5

Includes options to purchase 2,500,000 common shares at $0.0001 per share and 7,500,000 shares held directly by Jordan Shapiro and options to purchase 2,500,000 common shares at $0.0001 per share and 7,500,000 shares held by Hudson Capital, a company wholly owned by Jordan Shapiro.

6	Calculated as if 5,000,000 options were exercised by Jordan Shapiro and Hudson Capital.

7	Norman Meier is our Vice President of Corporate Development.

8	Calculated as if 10,000,000 options were exercised by the directors and affiliate.

9

Sedona AG is our investment and financial consultant. Costantino Pinelli has voting and investment control over shares held by Sedona AG. Our directors and officers have no relationship with Sedona AG.

Changes in Control

Even though we intend to retain a new President, CEO and CFO, Mr. Chayko and Mr. Shapiro will continue to be our directors and significant shareholders and control us. There are currently no arrangements which would result in a change in control of XTOL.

Description of Securities

As of August 13, 2007 we had 40,544,000 common shares outstanding. Also, we have outstanding options to purchase 10,000,000 common shares at an exercise price of $0.0001 per share and outstanding warrants to purchase 47,700 common shares at an exercise price of $0.50 per share.

Common Stock

Our authorized capital stock consists of 80,000,000 common shares, $0.0001 par value. Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shareholders of common stock are entitled to share equally in dividends from sources legally available, when and if declared by the Board of Directors. Upon the liquidation or dissolution of XTOL, whether voluntary or involuntary, all shareholders are entitled to share equally in the assets of XTOL available for distribution to our stockholders.

The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for declaration of dividends. We have never paid any dividends. We do not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Articles of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series.

Stock Transfer Agent

Island Stock Transfer has been appointed by us to serve as our stock transfer agent.

Shares Eligible for Future Sale

The 14,701,500 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. A total of 10,000,000 common shares are being registered by our directors and officers; 4,000,000 shares owned by Gary Chayko, our President and Chief Executive Officer; and 2,500,000 shares owned by Jordan Shapiro, our Chief Financial Officer; 1,500,000 shares owned by Hudson Capital Corporation, a company owned by Jordan Shapiro; 2,000,000 shares owned by Norman Meier, our Vice President of Corporate Development.

Of the 24,072,000 shares of our issued common stock that are not being registered in this Prospectus or the previous prospectus:

  10,800,000 shares have been held by Gary Chayko, our President and Chief Executive Officer, for more than a year;

  4,900,000 shares have been held by Jordan Shapiro, our Chief Financial Officer, for more than a year;

  5,900,000 shares have been held by Hudson Capital for more than a year; and

  2,472,000 shares have been held by four other shareholders for less than a year.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

The 24,072,000 outstanding restricted securities held by the directors, affiliates and non-affiliates of XTOL that are not registered in this Prospectus or the previous prospectus are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in XTOL. Nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements as of November 30, 2006 are included in this Prospectus in reliance upon Manning Elliott LLP, Independent Registered Public Accounting Firm, as experts in auditing and accounting.

The validity of the common stock offered hereby will be passed upon for us by Penny Green of Bacchus Law Group.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Indemnification for Securities Act Liabilities

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable.

Description of Business

Overview

We are engaged in the acquisition of interests and leases of producing oil and natural gas wells. Our plan of operations for the next twelve months is to create revenues from non-operated interests of producing oil and gas wells and to acquire an interest in, and further develop a development stage oil and gas exploration project.

We have only recently begun our current operations and have earned limited revenues. We incurred net loss of $255,592 from February 14, 2006 (date of inception) to May 31, 2007.

We have acquired an interest in three wells in Kingfisher County, Oklahoma. We do not yet have any exploration projects. We need capital to carry out our current business plan. We also anticipate that we will require additional financing in order to pursue full exploration of our acquired claims. We may not have sufficient financing to undertake our current and future business and there is no assurance that we will be able to obtain the necessary financing.

Development of Business

Since our inception on February 14, 2006, we have built a management team and retained experts in geology, law and accounting. On February 15, 2006 Gary Chayko was appointed as a director and our President and Chief Executive Officer and Jordan Shapiro was appointed as a director and our Chief Financial Officer, Secretary and Treasurer.

On July 24, 2006 we entered into a consulting agreement with Cleveland Maynard Welsh to provide geological consulting services. On December 1, 2006 we entered into an advisory board agreement to replace this consulting agreement.

On August 1, 2006 we acquired a non-operated interest in three working wells in Kingfisher County, Oklahoma.

From August to October 2006 we continued to develop our business plan and we built relationships with potential investors for completion of our equity financing plan.

On November 29, 2006 we entered into a consulting agreement with Sedona AG, a Swiss investment consulting firm, to provide investment banking and financial consulting services.

Since our inception to January 2007 we raised approximately $178,000 through private placements. From January to February 2007 we raised net proceeds of $13,500 by an offering memorandum from 18 investors in Canada. We issued 30,000 shares of common stock for gross proceeds of $15,000 and paid Canaccord $1,500 in cash and 1,500 warrants as commission.

On July 24, 2007, we entered into a consulting agreement with Norman Meier to provide corporate development and business consulting services and appointed him as our Vice President of Corporate Development.

Interest in Producing Wells

On August 1, 2006, we purchased a 2.34% non operated interest in three producing wells located in Kingfisher County, Oklahoma. Our interest gives us the right to receive 2.34% of the profits from the operation of three wells described as Stebens #1, Oblander #1-29 and Schneider #1, but it does not give us the right to operate the wells. Range Resources Corporation of Fort Worth, Texas operates the wells and is obligated to pay us our 2.34% interest out of their profits.

During the first six months of 2006, these wells, produced a combined average of approximately 127 thousand cubic feet of gas per day and 1 barrel of oil per day. The 2.34% interest generated an average monthly income of approximately $515 per month during the past five years. We received revenues of $1,746 from our 2.34% interest from February 2007 to May 31, 2007.

Future Oil and Gas Interests

Our search for oil and gas leases or interests in leases has been directed towards small and medium-sized oil and natural gas production companies and properties. For our initial property interest acquisitions, we are looking for low risk interests. During the next 12 months (beginning August 2007), we intend to include in our portfolio additional non-operated interests in producing wells as well as an exploration interest in a development stage oil and gas potential property.

As we continue the development of our portfolio of interests, we will be looking for properties and interests that have the following qualities:

  at least developmental drilling in proven producing areas;
  significant additional production capacity through developmental drilling, recompletions and workovers;
  further developmental potential;
  in some cases, ability to assume operatorship or appointment of a known operator with relevant experience in the area.

Our plan of future acquisition and exploration is as follows:

	Potential completion date	Estimated
Description		costs
		($)

Retain a full-time engineer, a	November 1, 2007	400,000
full-time land specialist and a
full-time geologist

Purchase non-operated	November 1, 2007	3,000,000
working interests in existing
leases

Acquire a development stage	November 1, 2007	1,100,000
exploration project

Develop and carry out an	January 1, 2008 –	2,000,000
exploration program on an	April 30, 2008
acquired property

Total		6,500,000

Markets

We are currently in the exploration stage and we have generated only nominal revenues. We are not producing oil or gas and we have no customers. We only have a non-operated working interest in three wells in Oklahoma at this time. However, we intend to acquire a property and carry out exploration of it.

The availability of a ready market and the prices obtained for oil and gas produced depends on many factors, including the extent of domestic production and imports of oil and gas, the proximity and capacity of natural gas pipelines and other transportation facilities, fluctuating demand for oil and gas, the marketing of competitive fuels, and the effects of governmental regulation of oil and gas production and sales.

A ready market exists for domestic oil and gas through existing pipelines and transportation of liquid products. Whether there exists an international market depends upon the existence of international delivery systems and on political and pricing factors.

If we are successful in producing oil and gas in the future, we expect our future customers for our oil and gas to be refiners, remarketers and third party intermediaries, who either have, or have access to, consumer delivery systems. We intend to sell our oil and gas under both short-term (less than one year) and long-term (one year or more) agreements at prices negotiated with third parties. Typically either the entire contract (in the case of short-term contracts) or the price provisions of the contract (in the case of long-term contracts) are renegotiated at intervals ranging in frequency from daily to annually. We have not yet adopted any specific sales and marketing plans. However, as we purchase future properties, the need to hire marketing personnel will be addressed.

Competition

We are a new and unestablished oil and gas company and have a weak competitive position in the industry. We compete with other oil and gas companies for financing and for the acquisition of new oil and gas interests and properties. Many of the oil and gas companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of oil and gas interests or properties of merit, on exploration of their oil and gas properties, or on development of their oil and gas properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of oil and gas properties. This competition could result in competitors having oil and gas properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to achieve the financing necessary for us to conduct further exploration of our oil and gas properties.

We will also compete with other junior oil and gas companies for financing from a limited number of investors that are prepared to make investments in junior oil and gas companies. The presence of competing junior oil and gas companies may impact our ability to raise additional capital in order to fund our acquisition or exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the oil and gas properties under investigation and the price of the investment offered to investors.

We will also compete with other junior and senior oil and gas companies for available resources, including, but not limited to, professional geologists, land specialists, engineers, camp staff, helicopters, float planes, oil and gas exploration supplies and drill rigs.

Competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the government of the United States and other countries, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources.

Research and Development Expenditures

We have not spent any amounts on research and development activities since our inception. Our planned expenditures for our operation and exploration programs are summarized under the section of this Prospectus entitled “Management Discussion and Analysis or Plan of Operation.”

Employees and Consultants

As of August 13, 2007, we do not have any full time or part time employees. Our Chief Executive Officer and our Chief Financial Officer work as part time consultants in the areas of business development and management, each contributing approximately 20% of their time to us. We currently engage independent contractors in the areas of accounting, geologist services, legal, auditing services, investment banking and corporate development. On July 24, 2007 we appointed Norman Meier as our Vice President of Corporate Development pursuant to a consulting agreement. We plan to engage independent contractors in the areas of consulting, marketing, bookkeeping, and other services.

We intend to retain a full time President, CEO and CFO over the next three months. Gary Chayko, our current President and CEO, and Jordan Shapiro, our current CFO, will resign from their officer positions if we find and retain a new President, and CEO and CFO. Mr. Chayko and Mr. Shapiro intend to continue to serve as our directors, and we do not anticipate any change of control during the next 12 months. Also, we intend to hire a full time engineer, land specialist and geologist over the next three months.

Subsidiaries

As of August 13, 2007 we do not have any subsidiaries.

Intellectual Property

We have not filed for any protection of our trademarks for XTOL. We own the copyright of our logo and all of the contents of our website, www.xtolenergy.com.

Government Regulations

Our current and future operation and exploration activities are or will be subject to various laws and regulations in US and Canada in which we do or will conduct our activities. These laws and regulations govern the protection of the environment, conservation, prospecting, development, energy production, taxes, labor standards, occupational health, work safety, toxic substances, chemical products and materials, waste management, and other matters relating to the oil and gas industry.

Regarding our current non-operated interest, we are responsible for a 2.34% share of costs for (1) any claims arising from the production and sale of hydrocarbons from the interest after August 1, 2006, which is the date we acquired our 2.34% interest in the three wells in Oklahoma; (2) any governmental request or requirement to plug, re-plug or abandon any wells, status or classification, or take any clean up or other actions with respect to our interest; and (3) any claims for personal injury, death, damage to property or damage to the environment arising directly or indirectly from the use, occupation, operation, maintenance or abandonment of our interest. As at August 13, 2007 we have not incurred any such costs.

Permits, registrations or other authorizations will be required for the operation of our future facilities and for our future oil and gas exploration and production activities. These permits, registrations or authorizations are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with these regulatory requirements, the provisions of required permits, registrations or other authorizations, and lease conditions, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Failure to obtain or maintain a required permit may also result in the imposition of civil and criminal penalties. Third parties may have the right to sue to enforce compliance.

We expect to be able to comply with those laws and do not believe that compliance will have a material adverse effect on our competitive position. We have obtained, and intend to obtain all licenses and permits required by all applicable regulatory agencies in connection with any oil and gas operations we carry out and our future exploration activities. We intend to maintain standards of environmental compliance consistent with regulatory requirements. We have obtained, and will obtain at the appropriate time, environmental permits, licenses or approvals required for our operations. We are not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations. We believe that the operator of the properties in which we have an interest complies with all applicable laws, rules and regulations relating to the control of air emissions on the properties. At this time, we do not anticipate any material capital expenditures to comply with various environmental requirements.

Compliance with environmental requirements, including financial assurance requirements and the costs associated with the cleanup of any spill, could have a material adverse effect on our capital expenditures, earnings or competitive position. Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Changes in any of these laws and regulations could have a material adverse effect on business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

US Regulations

Our operations are or will be subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production.

Our operations are or will be also subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from our wells and to limit the number of wells or the locations at which we may be able to drill.

Operations on properties in which we have an interest are subject to extensive federal, state and local environmental laws that regulate the discharge or disposal of materials or substances into the environment and otherwise are intended to protect the environment. Numerous governmental agencies issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial administrative, civil and criminal penalties and in some cases injunctive relief for failure to comply.

Some laws, rules and regulations relating to the protection of the environment may, in certain circumstances, impose “strict liability” for environmental contamination. These laws render a person or company liable for environmental and natural resource damages, cleanup costs and, in the case of oil spills in certain states, consequential damages without regard to negligence or fault. Other laws, rules and regulations may require the rate of oil and gas production to be below the economically optimal rate or may even prohibit exploration or production activities in environmentally sensitive areas. In addition, state laws often require some form of remedial action, such as closure of inactive pits and plugging of abandoned wells, to prevent pollution from former or suspended operations.

Legislation has been proposed in the past and continues to be evaluated in Congress from time to time that would reclassify certain oil and gas exploration and production waste as hazardous waste. If such reclassification is successful, it would make these wastes subject to much more stringent storage, treatment, disposal and clean-up requirements, which could have a significant adverse impact on operating costs. From time to time initiatives to further regulate the disposal of oil and gas wastes are also proposed in certain states and may include initiatives at the county, municipal and local government levels. These various initiatives could have a similar adverse impact on operating costs.

The regulatory burden of environmental laws and regulations increases our cost and risk of doing business and consequently affects our profitability. The federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the “Superfund” law, imposes liability, without regard to fault, on certain classes of persons with respect to the release of a “hazardous substance” into the environment. These persons include the current or prior owner or operator of the disposal site or sites where the release occurred and companies that transported, disposed or arranged for the transport or disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for the federal or state government to pursue such claims. The federal Environmental Protection Agency and various state agencies continue to promulgate regulations that limit the disposal and permitting options for certain hazardous and non-hazardous wastes.

It is also not uncommon for neighboring landowners and other third parties to file claims for personal injury or property or natural resource damages allegedly caused by the release of hazardous substances into the environment.

Canadian Regulations

As our business plan may involve operation or exploration activities in Canada, we expect to comply with Canadian laws and regulations related to oil and gas industry. Canada has regulatory provisions relating to permits for the drilling of wells, the spacing of wells, the prevention of oil and natural gas waste, allowable rates of production and other matters. The amount of oil and natural gas produced is subject to control by regulatory agencies in each province that periodically regulate allowable rates of production.

In addition to the foregoing, our Canadian operations in the future may be affected from time to time by political developments in Canada and by Canadian federal, provincial and local laws and regulations, such as restrictions on production and export, oil and natural gas allocation and rationing, price controls, tax increases, expropriation of property, modification or cancellation of contract rights, and environmental protection controls.

The Canada Oil and Gas Operations Act provides for the making of regulations concerning the design, safety, construction, installation, inspection, testing, monitoring, operation, maintenance and repair of installations used in the exploration, development and production of oil and gas. The Act prohibits anyone from carrying on any work or activity related to the exploration for or the production of oil or gas unless they first obtain a license or authorization issued by the National Energy Board. As part of the application process, a plan must be submitted which shows that Canadians are being employed and that Canadian goods and services are being used. The National Energy Board may require that certain conditions be fulfilled, for example, that the person obtain appropriate insurance and that environmental studies be carried out.

The Oil and Gas Spills and Debris Liability Regulations govern the limits of liability for spills, authorized discharges and debris emanating or originating from work or activity related to the exploration or production of oil and gas.

The Canada Oil and Gas Drilling Regulations govern the exploration, drilling and conservation of oil and gas and specifies measures to ensure the safety of these operations. These regulations stipulate that no person may drill a well without authorization and approval, which is obtained upon application to the Chief Conservation Officer.

The Registration of Storage Tank Systems for Petroleum Products and Allied Petroleum Products on Federal Lands or Aboriginal Lands Regulations require registration of all specified storage tank systems located on federal lands or aboriginal lands, with the appropriate federal department administering the land. The Department of Environment will have access to the consolidated storage tank system records in each appropriate federal department. A prohibition on fuel delivery is provided for any unregistered storage tank systems.

Description of Property

Our principal executive office is located at Suite 600 – 595 Howe Street, Vancouver, British Columbia, Canada V6C 2T5. Our telephone number is (604) 662-3910. Our office premises are provided by our Chief Financial Officer. The office is about 1,500 square feet. We record a rent expense of $500 per month.

On August 1, 2006, we only have a 2.34% non-operated interest in three producing wells located in Kingfisher County, Oklahoma. During the first six months of 2006, these three wells produced an average of approximately 127 thousand cubic feet of gas and 1 barrel of oil per day. From 2002 to 2005, the combined average annual income to the previous owner of the 2.34% interest less operating costs was approximately $6,180. We did not receive any revenues from our 2.34% interest until February 2007 due to the delayed transfer of the interest. More information on our interest in the Kingfisher Country wells is available under our heading "Description of Business" elsewhere in this Prospectus. Other than our interest in the Kingfisher County wells, we do not own or have any rights to acquire any other interests in oil and gas properties.

Material Agreement

On August 1, 2006, we entered into an agreement with Peggy G. Ellis, the Personal Representative of the Estate of Ella Geiger, to purchase a 2.34% non operated interest in three producing wells located in Kingfisher County, Oklahoma for a purchase price of $34,038. Our interest gives us the right to receive 2.34% of the profits from the operation of three wells described as Stebens #1, Oblander #1-29 and Schneider #1. The interest is conveyed “as it, where is” without warranty of title. We will be responsible to pay all ad valorem taxes on the interest for the 2006 tax period and thereafter. We paid for the interest in full in August 2006, however, the Estate of Ella Geiger will reimburse its proportionate share of taxes in respect of its ownership of the interest during the 2006 tax period.

Management’s Discussion and Analysis or Plan of Operation

We are a start up corporation with limited operations and limited revenues from our business operations. Our auditors have issued us with a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. Our only source of cash at this time is investments by others in our company. We must raise cash to implement our plan of operation.

Results of Operations

We began to earn revenues in February 2007 from our non-operated working interests in three producing wells. Since our inception on February 14, 2006 to May 31, 2007, we generated limited revenues of $1,746 and we incurred net loss of $255,592. As of May 31, 2007, we had cash of $302,287 in our bank accounts. We plan to purchase additional non-operated working interests in existing leases. However, we anticipate that we will incur substantial losses over the next two years.

For the three months ended May 31, 2007, we generated revenues of $819 compared to no revenues for the same period in 2006. For the three months ended May 31, 2007 we incurred net loss of $92,683 compared to our net loss of $12,932 for the same period in 2006. An increase of $79,751 in net loss was mainly due to the increase in our day to day operating costs. For the six months ended May 31, 2007, we generated revenues of $1,746 and incurred net loss of $197,165. Our net loss per share was $0.01 for the six months ended May 31, 2007.

We accumulated total expenses of $257,338 from February 14, 2006 (date of inception) to May 31, 2007, including $2,732 in depletion and depreciation and $254, 606 in general and administrative expenses. Our total expenses were $93,502 for the three months ended May 31, 2007 compared to $12,932 for the period from February 14, 2006 (date of inception) to May 31, 2006. We incurred total expenses of $198,911 during the six months ended May 31, 2007.

Our general and administrative fees from February 14, 2006 (date of inception) to May 31, 2007 were $254,606, including $81,150 in professional fees, $103,715 in consulting fees, and $69,741 in other administrative expenses. For the three months ended May 31, 2007, our general and administrative fees were $92,199, including $17,658 in professional fees, $52,141 in consulting fees, and $22,400 in other administrative expenses. The increase of $79,267 in general and administrative fees was mainly due to additional legal and auditing services provided and increased expenses in our day to day operating activities. For the six months ended May 31, 2007, our general and administrative fess were $196,744, including $57,186 in professional fees, $103,147 in consulting fees, and $36,411 in other administrative expenses. Our other administrative expenses consist of management and consulting fees, bank charges, travel, meals and entertainment, rent, foreign exchange, office maintenance, communication expenses (cellular, internet, fax, and telephone), courier, postage costs and office supplies. Our professional fees include legal, accounting and auditing fess.

We accumulated depletion and depreciation of $2,732 from February 14, 2006 (date of inception) to May 31, 2007. Our depletion and depreciation increased $1,303 or 100% for the three months ended May 31, 2007 compared to $nil for the same period in 2006, because of the purchase of our non-operated interests to be depleted and computers to be depreciated. On August 1, 2006, we acquired a 2.34% non operating interest in three oil and gas wells located in Oklahoma for $34,038. Our depletion and depreciation was $2,167 for the six months ended May 31, 2007.

On February 15, 2006 we issued options to acquire 5,000,000 shares at $0.0001 per share to Gary Chayko, our President and Chief Executive Officer; options to acquire 2,500,000 shares at $0.0001 per share to Jordan Shapiro, our Chief Financial Officer; and options to acquire 2,500,000 shares at $0.0001 per share to Hudson Capital, a company owned by Jordan Shapiro. The options were issued as compensation for their services, and we do not intend to issue more options to them in the next two years. The options vested immediately, and are valid for a period of five years from the date of grant. We believe that it is necessary to enter into option agreements in order to retain the services of Mr. Chayko and Mr. Shapiro.

Plan of Operations

We have limited operations and are solely dependent on the funds raised through our equity or debt financing. As of May 31, 2007 we had $302,287 in our bank accounts.

For the next twelve months (beginning August 2007) we intend to:

  Complete the purchase of additional non-operated interests in producing wells;
  Complete the purchase of exploration rights to a development stage oil and gas exploration project;
  Plan and carry out a full exploration program on a potential advanced stage oil and gas property; and

  Complete private and/or public financing to cover the cost of acquiring additional exploration projects and non-operated interests in existing leases.

Currently, we are reviewing additional non-operated interests in Oklahoma and additional working interests in Oklahoma, Texas, Wyoming and in Canada.

We expect to require approximately $7,332,000 in financing to continue our planned operation and exploration over the next year. Our planned acquisition and exploration expenditures for oil and gas interests and properties over the next twelve months (beginning August 2007) are summarized as follows:

Description	Potential completion date	Estimated Expenses ($)

Retain a full-time engineer, a full-	November 1, 2007	400,000
time land specialist and a full-time
geologist

Purchase non-operated working	November 1, 2007	3,000,000
interests in existing leases

Acquire a development stage	November 1, 2007	1,100,000
exploration project

Develop and carry out a	January 1 – April	2,000,000
preliminary exploration program	30, 2008
on an acquired property

Total		6,500,000

Our other planned operational expenses for the next twelve months (beginning August 2007) are summarized as follows:

Description	Potential completion date	Estimated Expenses ($)

Select and appoint a new Board	November 1, 2007	10,000
member

Retain a new President and CEO	November 1, 2007	250,000
and CFO

Raise additional private or public	November 1, 2007	100,000
equity (legal, accounting and
marketing fees)

General and administrative	12 months	77,000
expenses

Description	Potential completion date	Estimated Expenses ($)
Professional fees (legal,	12 months	130,000
accounting and auditing fees)
Consulting and employee fees	12 months	220,000
Marketing expenses	12 months	45,000
Total		832,000

The general and administrative expenses for the year will consist primarily of transfer agent fees, management fees, investor relations and general office expenses. The professional fees for the audit and legal work are related to our regulatory filings throughout the year,

We had cash in the amount of $302,287 as of May 31, 2007. Based on our planned expenditures, we require a minimum of approximately $7,030,000 (a total of approximately $7,332,000 less our cash of $302,287) to proceed with our business plan over the next twelve months. If we achieve less than the full amount of financing that we require, we will not be able to carry out our full business plan or we will be forced to proceed with scaled back business plans based on our available financial resources.

For the following two years, we anticipate that we will incur substantial losses. We do not have enough capital to carry out our business plan. Even if we carry out exploration activities on the properties we plan to acquire, this will not guarantee that the properties will contain commercially exploitable quantities of oil and gas. Such exploration projects will be directed by our management and will be supervised by Gary Chayko and Jordan Shapiro, our President, CEO and CFO. If we retain a new President, CEO and CFO, the new officer or officers will manage our operations and supervise our planned exploration projects.

Due to our limited finances, there is no assurance that we will be able to acquire an interest in a property that merits further exploration. If we were to acquire an interest in a property, then our plan would be to conduct resource exploration of the property. In any event, we anticipate that our acquisition of a property and any exploration activities that we would undertake will be subject to us achieving additional financing.

Even though we plan to raise capital by equity or debt financing, we believe that debt financing may not be a viable alternative for funding our operations as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funds from the sale of our common stock to fund our operation and exploration activities. In the absence of such financing, we will not be able to purchase non-operated working interest in existing leases, acquire a development stage exploration project, or carry out a preliminary exploration program on an acquired property. Even if we are successful in obtaining equity financing to fund our operation and exploration, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our future properties following the completion of preliminary exploration. If we do not continue to obtain additional financing, we will be forced to abandon our properties, our plan of operation and our exploration.

Modifications to our plans will be based on many factors, including: results of exploration, assessment of data, weather conditions, exploration costs, the price of oil and gas and available capital. Further, the extent, to which we carry out our exploration programs, is dependent upon the amount of financing available to us.

We may consider entering into joint venture arrangements to provide the required funding to pursue drilling and advanced exploration of our potential properties. If we enter into a joint venture arrangement, we would likely have to assign a percentage of our interest in our projects to the joint venture partner. The assignment of the interest would be conditional upon contribution by the joint venture partner of capital to enable the advanced exploration on the properties to proceed. There is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our potential projects.

Liquidity and Capital Resources

As of May 31, 2007 we had cash of $302,287 and a working capital surplus of $406,261. Our accumulated deficit was $255,592 as at May 31, 2007. Our net loss of $255,592 from February 14, 2006 (date of inception) to May 31, 2007 was funded by our equity financing. During the six month ended May 31, 2007, we raised $276,500 in equity financing. The increase in cash for the six months ended May 31, 2007 was $202,685.

On August 1, 2006 we acquired a 2.34% non-operated interest in three wells in Oklahoma and completed our obligation to make cash payment of $34,038. On November 29, 2006 we engaged Sedona AG, a Swiss company, to provide investment and financial consulting services to us. We issued 6,000,000 common shares at a fair value of $225,000 as consideration pursuant to the consulting agreement.

On July 24, 2006, we entered into a consulting agreement with Cleveland Maynard Welsh to provide us geological consulting services. We issued Mr. Welsh 10,000 common shares in January 2007 pursuant to this agreement. We paid him $2,500 per month as consideration for his geological consulting services. On December 1, 2006 we entered into an advisory board agreement with Mr. Welsh to replace the agreement dated July 24, 2006. Under the new agreement, we committed to pay him $400 for every actual day Mr. Welsh provides us geological services and issue him 10,000 common shares annually. On April 18, 2007 we issued 10,000 more common shares to Mr. Welsh as his annual payment under this new agreement.

On July 24, 2007 we entered into a consulting agreement with Norman Meier whereby Mr. Meier serves as our Vice President of Corporate Development. Pursuant to the consulting agreement, we issued Mr. Meier 2,000,000 shares of our common stock in advance as compensation for two years of his services on July 31, 2007. As of August 13, 2007, we have enough money in our bank accounts to cover all of our required payments on our consulting agreements.

We did not use net cash for investing activities during the six months ended May 31, 2007. We used net cash of $73,815 in operating activities for the six months ended May 31, 2007. We received net cash of $276,500 from the issuance of our common stock during the six months ended May 31, 2007. During the six months ended May 31, 2007, our monthly cash requirement was approximately $12,300 in operating activities.

We anticipate that after August 2007 our monthly expenses will increase to $611,000, which includes $32,000 monthly for general and administrative expenses, $52,000 monthly for consulting and employee expenses, $19,000 monthly for professional fees, $340,000 for acquisition of non-operated working interests and an exploration project and $168,000 monthly for exploration costs.

Of the $7,332,000 we need for the next 12 months, we had $302,287 in cash as of May 31, 2007. We intend to raise the balance of our cash requirements for the next 12 months (approximately $7,030,000) from private placements, shareholder loans or possibly a registered public offering (either self-underwritten or through a broker-dealer) within the next few months. If we are unsuccessful in raising enough money through future capital raising efforts, we may review other financing possibilities such as bank loans. At this time we do not have any commitments from any broker-dealer to provide us with financing.

There is no assurance that any financing will be available or if available, on terms that will be acceptable to us. We also may need additional financing to carry out our business plan. Obtaining additional financing will be subject to a number of factors including market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we cannot raise at least $7,300,000, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business. We may need to obtain additional financing which may not be available, which could cause us to cease operations.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to continue our operations and pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Current Equity Financings

From March 1, 2007 to August 13, 2007, we issued the following common stock as follows for net cash proceeds of $253,000.

Date of issuance	Investor description	Number of securities issued (#)	Price per security ($US)	Net proceeds received ($US)

May 2007	One non US investors	100,000	0.45	45,000

May 2007	Two non US investors	462,000 (1)	0.45	208,000

Total		50,000		23,500

(1) We issued 462,000 units at a price of $0.45 per unit for net proceeds of $208,000. One unit consists of one share of our common stock and one-tenth of a share purchase warrant. One whole share purchase warrant is exercisable into one share of our common stock at $0.50 per share until June 4, 2009.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Oil and Gas Properties

We utilize the full-cost method of accounting for petroleum and natural gas properties. Under this method, we capitalize all costs associated with acquisition, exploration and development of oil and natural gas reserves into the full cost pool on a country by country basis. When we obtain proven oil and gas reserves, capitalized costs will be depleted on the units-of-production method using estimates of proved reserves. The costs of unproved properties are not amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such determination is made we assess annually whether impairment has occurred, and include in the amortization base drilling exploratory dry holes associated with unproved properties.

We apply a ceiling test to the capitalized cost in the full cost pool. The ceiling test limits such cost to the estimated present value, using a ten percent discount rate, of the future net revenue from proved reserves, based on current economic and operating conditions. Specifically, we compute the ceiling test so that capitalized cost, less accumulated depletion and related deferred income tax, do not exceed an amount (the ceiling) equal to the sum of: (A) The present value of estimated future net revenue as of the date of the latest balance sheet presented, less estimated future expenditures; plus (B) the cost of property not being amortized; plus (C) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less (D) income tax effects related to differences between the book and tax basis of the property.

For unproven properties, we exclude from capitalized costs subject to depletion, all costs directly associated with the acquisition and evaluation of the unproved property until it is determined whether or not proved reserves can be assigned to the property. Until such a determination is made, we assess the property at least annually to ascertain whether impairment has occurred. In assessing impairment we consider factors such as historical experience and other data such as primary lease terms of the property, average holding periods of unproved property, and geographic and geologic data. We add the amount of impairment assessed to the cost to be amortized subject to the ceiling test.

Stock Based Compensation

In accordance with SFAS No. 123R “Share Based Payments,” we account for share-based payments and stock options using the fair value method. We have granted stock options to directors. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. Our common stock is eligible for quotation on OTC Bulletin Board, under the trading symbol “XTOL.OB”. We cannot assure you that there will be a market in the future for our common stock. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Since we are quoted on the OTC Bulletin Board on July 9, 2007, there are currently no quotations. The most recent price of our common stock was $0.45 per share through a private placement. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

As of August 13, 2007, there were 45 holders of record of our common stock.

To date, we have not paid any dividends on our common shares and do not expect to declare or pay any dividends on our common shares in the foreseeable future. Payment of any dividends will depend upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

As of August 13, 2007, we do not have any equity compensation plans.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officers who held this position during the fiscal year 2006 and each other executive officer whose total cash compensation exceeds $100,000:

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payout(s)
Name and				Other	Restricted	Securities
Principal				Annual	Stock	Underlying	LTIP	All Other
Position	Year	Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
		$	$	$	(#)	(#)	$	$

Gary Chayko (1)	2006 (2)	0	0	0	0	5,000,000	0	0
Jordan Shapiro (3)	2006 (2)	0	0	0	0	5,000,000 (4)	0	0

(1)	Gary Chayko is our President, Chief Executive Officer and a director.
(2)	For the period from Inception (February 14, 2006) to November 30, 2006.
(3)	Jordan Shapiro is our Chief Financial Officer and a director.
(4)	Include options to purchase 2,500,000 common shares directly held by Jordan Shapiro and options to purchase 2,500,000 common shares held by Hudson Capital, a Company owned by Jordan Shapiro.

Mr. Chayko and Mr. Shapiro each spend approximately 20% of the time they work on our business. Except options granted to Mr. Chayko and Mr. Shapiro, they do not have any other compensations as directors or officers and any benefits. In addition, we do not plan to grand them any options, warrants, other compensations or benefits in the near future.

Option Grants in the Last Fiscal Year

The following table sets forth the stock options that were granted to the named executive officers during the period from inception (February 14, 2006) to November 30, 2006.

	Number of	% of Total Options	Exercise or
	Securities Underlying	Granted to Employees	Base Price
Name	Options Granted (#)	In Fiscal Year 2006	($/Sh)	Expiration Date
Gary Chayko	5,000,000	50%	$0.0001	February 15, 2011
Jordan Shapiro	5,000,000	50%	$0.0001	February 15, 2011

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning unexercised stock options held by the named executive officers as of November 30, 2006. None of the named executive officers exercised any of their stock options during the period from inception (February 14, 2006) to November 30, 2006.

	Shares	Value	Number Of Securities	Value Of Unexercised
Name	Acquired	Realized	Underlying Unexercised	In-The-Money Options
	on	($)	Options At 2006 Fiscal	At 2006 Fiscal Year-End ($)(1)
	Exercise		Year-End(#)	Exercisable/Unexercisable
	(#)		Exercisable/Unexercisable
Gary Chayko	0	0	5,000,000/0	$2,249,500/0
Jordan Shapiro	0	0	5,000,000/0	$2,249,500/0

(1) The calculation of the value of unexercised options held by the named executive officers is based upon the most recent sales of our unregistered stock at a price of $0.45 per share.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines the executive compensation.

Option and Consulting Agreements

On February 15, 2006 we entered into an option agreement with our President and Chief Executive Officer, Gary Chayko, wherein we agreed to issue him a stock option to purchase up to 5,000,000 common shares at $0.0001 per share for his services. The option may be exercised until February 15, 2011.

On February 15, 2006 we entered into an option agreement with our Chief Financial Officer, Jordan Shapiro, wherein we agreed to issue him a stock option to purchase up to 2,500,000 common shares at $0.0001 per share for his services. The option may be exercised until February 15, 2011.

On February 15, 2006 we entered into an option agreement with Hudson Capital, a company owned by Jordan Shapiro, wherein we agreed to issue it a stock option to purchase up to 2,500,000 common shares at $0.0001 per share for its services. The option may be exercised until February 15, 2011.

On July 24, 2006 we entered into a consulting agreement with Cleveland Maynard Welsh, whereby Mr. Welsh agreed to act as our Geologist from July 24, 2006 until the agreement is terminated on 14 days notice by either party. As remuneration we agreed to pay Mr. Welsh $2,500 per month and issue 10,000 common shares as compensation. Mr. Welsh will be entitled to receive a bonus of $5,000 and 10,000 common shares upon completion of one to three acquisition projects and a detailed description of each project. We paid $2,500 per month to Mr. Welsh and issued him 10,000 common shares. We did not pay him any bonuses, because Mr. Welsh did not complete the work on time. On December 1, 2006 we entered into an advisory board agreement with Mr. Welsh to replace the consulting agreement dated July 24, 2006. Under the advisory board agreement, Mr. Welsh is entitled to receive $400 for every actual day he provides geological services to us and 10,000 shares of our common stock annually. This advisory board agreement will continue for a period of 3 years unless it is terminated by each party with a 14-day notice.

On November 29, 2006, we entered into a consulting agreement with Sedona AG whereby Sedona AG agreed to provide us investment banking and corporation communication in Europe, assist us in raising capital and promoting the sale of shares in Europe, conduct due diligence on European investors, prepare business plans and other business documents. The agreement commenced on November 29, 2006 and will expire on December 31, 2007. Pursuant to the agreement, we paid Sedona AG 6,000,000 shares of our common stock at a fair value of $225,000 on November 29, 2006 as payment in advance for the full term of service.

On July 24, 2007 we entered into a consulting agreement with Norman Meier whereby we appointed Dr. Meier as Vice President of Corporate Development. Dr. Meier provides business development consulting services to us. In consideration for the provision of consulting services during the term, we agreed to pay Dr. Meier a flat fee, payable in advance for the full 2 years service and payable by the issuance of 2,000,000 shares of our common stock. Dr. Meier is entitled to terminate the agreement at any time provided that 14 days written notice has been delivered to us. We are entitled to terminate the agreement at any time provided that one month’s written notice is given to Dr. Meier. Upon termination by Dr. Meier, or upon termination for cause by us, Dr. Meier is obliged to repay to us the value of the stock which is proportionate to the outstanding term of the agreement for which Dr. Meier will no longer be engaged by us. The value of the stock will be determined by our Board of Directors as the lower of: a) the value the stock on the date of issuance, or b) the value of the stock on the effective date of termination of the agreement. On July 31, 2007 we issued 2,000,000 shares of our common stock to Dr. Meier. The shares were issued at $0.50 per share. The issuance of 2,000,000 shares represents approximately 5% of our issued and outstanding stock as of August 13, 2007.

None of our directors received compensation for their service as directors during the period from inception (February 14, 2006) to May 31, 2007.

Certain Transactions and Related Parties

On February 15, 2006, we issued an aggregate of 10,000,000 options to our directors and Hudson Capital, a company owned by one of our directors at an exercise price of $0.0001 per share for their services. The expiration date of those options is February 15, 2011. Our directors and Hudson Capital purchased a total of 30,000,000 common shares from us for a cash payment of $5,000.

On July 31, 2007 we issued 2,000,000 shares of our common stock to our Vice President of Corporate Development, Norman Meier, for two years of business development consulting services.

During the six month period ended May 31, 2007, we recognized $4,500 for services donated by Gary Chayko, our President and Chief Executive Officer, and $3,000 for the office rent donated by Jordan Shapiro, our Chief Financial Officer.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the total assets for the last fiscal year.

Financial Statements

We will provide audited financial statements to our stockholders on an annual basis. Our audited financial statements for the fiscal year ended November 30, 2006 follow as pages F-1 through F-13. Our unaudited financial statements for the period ended May 31, 2007 follow as pages F-14 through F-26.

XTOL Energy Inc.
(An Exploration Stage Company)

November 30, 2006

4

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders
XTOL Energy Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of XTOL Energy Inc. (An Exploration Stage Company) as of November 30, 2006, and the related statements of operations, cash flows and stockholders' equity for the period from February 14, 2006 (Date of Inception) to November 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XTOL Energy Inc. as of November 30, 2006, and the results of its operations and its cash flows for the period from February 14, 2006 to November 30, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred an operating loss since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Manning Elliott LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

April 3, 2007

XTOL Energy Inc.
(An Exploration Stage Company)
Balance Sheet
(Expressed in US dollars)

November 30,
2006
$

ASSETS
Current Assets
Cash	99,602
Prepaid expenses (Note 8(b))	224,432
Total Current Assets	324,034
Property and Equipment (Note 3)	2,826
Oil and Gas Property (Note 4)	34,038
Total Assets	360,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	5,902
Accrued liabilities	5,873
Total Liabilities	11,775
Contingencies and Commitments (Notes 1 and 8)
Stockholders’ Equity
Preferred Stock, 20,000,000 shares authorized, $0.0001 par value;
None issued and outstanding	–
Common Stock, 80,000,000 shares authorized, $0.0001 par value;
37,892,000 shares issued and outstanding	3,789
Additional Paid-in Capital	390,011
Common Stock Subscribed (Note 8(a))	2,500
Donated Capital (Note 5)	11,250
Deficit Accumulated During the Exploration Stage	(58,427)
Total Stockholders’ Equity	349,123
Total Liabilities and Stockholders’ Equity	360,898

(The Accompanying Notes are an Integral Part of These Financial Statements)

XTOL Energy Inc.
(An Exploration Stage Company)
Statement of Operations
(Expressed in US dollars)

Period from
February 14, 2006
(Date of Inception)
to November 30,
2006
$

Revenue	–
Expenses
Depreciation	565
General and administrative	57,862
Total Expenses	58,427
Net Loss	(58,427)
Net Loss Per Share – Basic and Diluted	–

Weighted Average Shares Outstanding	43,906,000

(The Accompanying Notes are an Integral Part of These Financial Statements)

XTOL Energy Inc.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

Period from
February 14, 2006
(Date of Inception)
to November 30,
2006
$

Operating Activities
Net loss	(58,427)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	565
Donated services and rent	11,250
Stock-based compensation	3,868
Changes in operating assets and liabilities
Accounts payable	5,902
Accrued liabilities	5,873
Net Cash Used in Operating Activities	(30,969)
Investing Activities
Purchase of property and equipment	(3,391)
Oil and gas property acquisition costs	(34,038)
Net Cash Used in Investing Activities	(37,429)
Financing Activities
Proceeds from issuance of common stock	168,000
Net Cash Provided by Financing Activities	168,000
Increase in Cash	99,602
Cash - Beginning of Period	–
Cash - End of Period	99,602

Supplemental Disclosures
Interest paid	–
Income taxes paid	–

(The Accompanying Notes are an Integral Part of These Financial Statements)

XTOL Energy Inc.
(An Exploration Stage Company)
Statement of Stockholders’ Equity
For the Period from February 14, 2006 (Date of Inception) to November 30, 2006
(Expressed in US dollars)

						Deficit
						Accumulated
			Additional	Common		During the
			Paid-in	Stock	Donated	Exploration
	Shares	Amount	Capital	Subscribed	Capital	Stage	Total
	#	$	$	$	$	$	$

Balance – February 14, 2004
(Date of Inception)	–	–	–	–	–	–	–

Common stock issued at
$0.0001 per share	50,000,000	5,000	–	–	–	–	5,000

Common stock issued at $0.05
per share	1,550,000	155	77,345	–	–	–	77,500

Common stock issued at $0.25
per share	342,000	34	85,466	–	–	–	85,500

Cancellation of common stock	(20,000,000)	(2,000)	2,000	–	–	–	–

Stock-based compensation	–	–	800	–	–	–	800

Common stock issued for
consulting services	6,000,000	600	224,400	–	–	–	225,000

Common stock to be issued for
consulting services rendered	–	–	–	2,500	–	–	2,500

Donated services and rent	–	–	–	–	11,250	–	11,250

Net loss for the period	–	–	–	–	–	(58,427)	(58,427)

Balance – November 30, 2006	37,892,000	3,789	390,011	2,500	11,250	(58,427)	349,123

(The Accompanying Notes are an Integral Part of These Financial Statements)

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)

1.	Nature of Operations and Continuance of Business

The Company was incorporated in the State of Nevada on February 14, 2006. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of oil and gas properties located in the United States.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at November 30, 2006, the Company has an operating loss of $58,427 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the next twelve months, management plans to purchase additional non-operated interests in oil and gas properties, acquire a development stage exploration property and carry out an exploration program on acquired property. Management estimates expenditures of approximately $6,500,000 for acquisition and exploration costs on oil and gas interests and properties, and approximately $832,000 for other operational costs. The Company currently has no revenues and must rely on the sale of equity securities to fund operations. The Company will require significant additional financings in order to pursue exploration of any properties acquired. There is no assurance that the Company will be able to obtain the necessary financings to complete its objectives. Subsequent to the period end, the Company raised gross proceeds of $25,000 from equity financings. Refer to Notes 10(a) and (c).

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is November 30.

b)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to valuation of long-lived assets, stock based compensation and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at November 30, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

f)	Property and Equipment

Property and equipment consists of computer hardware, is recorded at cost and is being amortized on a straight-line basis over their estimated life of three years.

g)	Oil and Gas Properties

The Company utilizes the full-cost method of accounting for petroleum and natural gas properties. Under this method, the Company capitalizes all costs associated with acquisition, exploration and development of oil and natural gas reserves, including leasehold acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling of productive and non-productive wells into the full cost pool on a country by country basis. As of November 30, 2006, the Company had no properties with proven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves proved and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. The costs of unproved properties are not amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such determination is made the Company assesses annually whether impairment has occurred, and includes in the amortization base drilling exploratory dry holes associated with unproved properties.

The Company applies a ceiling test to the capitalized cost in the full cost pool. The ceiling test limits such cost to the estimated present value, using a ten percent discount rate, of the future net revenue from proved reserves, based on current economic and operating conditions. Specifically, the Company computes the ceiling test so that capitalized cost, less accumulated depletion and related deferred income tax, do not exceed an amount (the ceiling) equal to the sum of: (A) The present value of estimated future net revenue computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current cost) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus (B) the cost of property not being amortized; plus (C) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less (D) income tax effects related to differences between the book and tax basis of the property.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

	g)	Oil and Gas Properties (continued)

For unproven properties, the Company excludes from capitalized costs subject to depletion, all costs directly associated with the acquisition and evaluation of the unproved property until it is determined whether or not proved reserves can be assigned to the property. Until such a determination is made, the Company assesses the property at least annually to ascertain whether impairment has occurred. In assessing impairment the Company considers factors such as historical experience and other data such as primary lease terms of the property, average holding periods of unproved property, and geographic and geologic data. The Company adds the amount of impairment assessed to the cost to be amortized subject to the ceiling test. As of November 30, 2006, all of the Company’s oil and gas properties were unproved and were excluded from amortization.

	h)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of long-lived assets will be reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	i)	Financial Instruments

The fair values of financial instruments, which include cash, accounts payable and accrued liabilities, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

	j)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	k)	Foreign Currency Translation

The Company's functional currency is the United States dollar and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	l)	Stock-based Compensation

In accordance with SFAS No. 123R “Share Based Payments,” the Company accounts for share-based payments and stock options using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

m)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

m)	Recent Accounting Pronouncements (continued)

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

3.	Property and Equipment

November 30,
2006
		Accumulated	Net Carrying
	Cost	Depreciation	Value
	$	$	$

Computer hardware	3,391	565	2,826

4.	Oil and Gas Property

On August 1, 2006, the Company acquired a 2.34% non operating interest in three oil and gas wells in the state Oklahoma for $34,038.

5.	Related Party Transactions

During the period ended November 30, 2006, the Company recognized $6,750 for donated services at $750 per month provided by the President of the Company. The Company also recognized $4,500 of donated rent at $500 per month for office premises provided by the Chief Financial Officer of the Company.

6.	Common Stock

a)

On February 15, 2006, the Company issued 50,000,000 shares of common stock at a price of $0.0001 per share for proceeds of $5,000. On September 14, 2006, 2006, the Chief Financial Officer of the Company, the President of the Company and a private company controlled by the Chief Financial Officer returned 20,000,000 shares of common stock to treasury for cancellation for no consideration.

	b)	On April 11, 2006, the Company issued 1,550,000 shares of common stock at a price of $0.05 per share for proceeds of $77,500.

	c)	On April 24, 2006, the Company issued 122,000 shares of common stock at a price of $0.25 per share for proceeds of $30,500.

	d)	On September 12, 2006, the Company issued 20,000 shares of common stock at a price of $0.25 per share for proceeds of $5,000.

	e)	On October 20, 2006, the Company issued 200,000 shares of common stock at a price of $0.25 per share for proceeds of $50,000.

	f)	On November 29, 2006, the Company issued 6,000,000 shares of common stock at a fair value of $225,000 pursuant to a consulting agreement. See Note 8(b).

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)

7.	Stock Options

On February 15, 2006, the Company granted 10,000,000 stock options to the directors with an exercise price of $0.0001 per share and expiring on February 15, 2011. These stock options were fully vested as of the grant date. The fair value for these stock options was estimated at the date of grant using the Black-Scholes option- pricing model assuming an expected life of 5 years, a risk-free rate of 4.51%, an expected volatility of 97%, and a 0% dividend yield. The weighted average fair value of stock options granted during the period from inception to November 30, 2006 was $0.0001 per share.

A summary of the Company’s stock option activity is as follows:

	From February 14, 2006
	(Inception)
	to November 30, 2006
		Weighted
		Average
	Number of	Exercise Price
	Options	$

Balance, beginning of period	-	-

Granted	10,000,000	0.0001

Balance, end of period	10,000,000	0.0001

As at November 30, 2006, the following stock options are outstanding:

Outstanding and Exercisable
Weighted
		Average	Weighted
	Number	Remaining	Average
Exercise	of	Contractual	Exercise
Price	Shares	Life (years)	Price

$0.0001	10,000,000	4.21	$ 0.0001

8.	Commitments

a)

On July 24, 2006, the Company entered into a consulting agreement with an individual (the “Consultant”) to provide geologic consulting services to the Company for a period of four months, or until terminated by either party, for $2,500 per month and 10,000 shares of common stock of the Company. As at November 30, 2006, the fair value of $2,500 for these 10,000 shares to be issued is included in common stock subscribed. The shares were issued subsequently. The Consultant was to deliver a detailed description and respective work orders (a “complete package”) of 1 to 3 acquisition projects during the term of the agreement. Upon delivery of a complete package, the Consultant was entitled to receive a bonus of $5,000 and an additional 10,000 shares of common stock. The Consultant did not deliver a complete package prior to the agreement ending on November 24, 2006. This agreement was replaced by an Advisory Board Agreement dated December 1, 2006. See Note 10(a).

b)

On November 29, 2006, the Company entered into a consulting agreement with a firm to provide consulting services to the Company for a period of 13 months in consideration for the issuance of 6,000,000 common shares with a fair value of $225,000. The 6,000,000 shares were issued on November 29, 2006. As at November 30, 2006, $224,432 is included in prepaid expenses.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)

9.	Income Taxes

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax expense differs from the amount that would result from applying the U.S federal and state income tax rates to earnings before income taxes. The Company has a net operating loss carryforward of approximately $46,400 available to offset taxable income in future years which expires in fiscal 2026. Pursuant to SFAS 109, the potential benefit of the net operating loss carryforward has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

November 30,
2006
$
Net loss before income taxes per financial statements	58,427
Income tax rate	35%
Income tax recovery	(20,449)
Permanent differences	4,218
Valuation allowance change	16,231
Provision for income taxes	–

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of deferred income tax assets and liabilities at November 30, 2006 are as follows:

November 30,
2006
$
Net operating loss carryforward	16,231
Valuation allowance	(16,231)
Net deferred income tax asset	–

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)

10.	Subsequent Events

a)

On December 1, 2007, the Company entered into an Advisory Board Agreement with an individual (the “Advisor”) to replace the consulting agreement entered into on July 24, 2006, as describe in Note 8(a). The Company appointed the Advisor as a member of the Company’s Advisory Board for a term of three years commencing December 1, 2006, for consideration of 10,000 restricted common shares per annum and a daily rate of $400 for every day the Advisor provides geological consulting services to the Company.

	b)	On December 13, 2006, the Company issued 40,000 shares of common stock at a price of $0.25 per share for proceeds of $10,000.

c)

On January 12, 2007, the Company issued 10,000 shares of common stock to a consultant for services rendered. The fair value of these shares of $2,500 was included in common stock subscribed as at November 30, 2006.

d)

On February 2, 2007, the Company issued 30,000 shares of common stock at a price of $0.50 per share for proceeds of $15,000. In connection with this private placement, the Company paid a commission of $1,500 and issued 1,500 common share purchase warrants exercisable at $0.50 per common share until February 7, 2008.

XTOL Energy Inc.
(An Exploration Stage Company)
(unaudited)

May 31, 2007

XTOL Energy Inc.
(An Exploration Stage Company)
Balance Sheets
(Expressed in US dollars)

	May 31	November
		30,
	2007	2006
	$	$
	(unaudited)
ASSETS
Current Assets
Cash	302,287	99,602
Accrued revenue	556	–
Prepaid expenses (Note 9)	125,339	224,432
Total Current Assets	428,182	324,034
Property and Equipment (Note 3)	2,261	2,826
Oil and Gas Property (Note 4)	32,436	34,038
Total Assets	462,879	360,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	14,235	5,902
Accrued liabilities	6,890	5,873
Due to related party (Note 5(b))	796	–
Total Liabilities	21,921	11,775
Contingencies and Commitments (Notes 1 and 9)
Stockholders’ Equity
Preferred Stock, 20,000,000 shares authorized, $0.0001 par value;
None issued and outstanding	–	–
Common Stock, 80,000,000 shares authorized, $0.0001 par value;
38,082,000 and 37,892,000 shares issued and outstanding,	3,808	3,789
respectively
Additional Paid-in Capital	465,992	390,011
Common Stock Subscribed (Note 6)	208,000	2,500
Donated Capital (Note 5(a))	18,750	11,250
Deficit Accumulated During the Exploration Stage	(255,592)	(58,427)
Total Stockholders’ Equity	440,958	349,123
Total Liabilities and Stockholders’ Equity	462,879	360,898

(The Accompanying Notes are an Integral Part of These Financial Statements)

XTOL Energy Inc.
(An Exploration Stage Company)
Statements of Operations
(Expressed in US dollars)
(Unaudited)

	Accumulated from	For the	For the	For the	Period from
	February 14, 2006	Three Months	Three Months	Six Months	February 14, 2006
	(Date of Inception)	Ended	Ended	Ended	(Date of Inception)
	to May 31,	May 31,	May 31,	May 31,	to May 31,
	2007	2007	2006	2007	2006
	$	$	$	$	$

Revenue	1,746	819	–	1,746	–

Expenses

Depletion and depreciation	2,732	1,303	–	2,167	–

General and administrative (Note 5(a))	254,606	92,199	12,932	196,744	12,932

Total Expenses	257,338	93,502	12,932	198,911	12,932

Net Loss	(255,592)	(92,683)	(12,932)	(197,165)	(12,932)

Net Loss Per Share – Basic and Diluted		–	–	(0.01)	–

Weighted Average Shares Outstanding		37,993,000	50,891,000	37,967,000	50,302,000

(The Accompanying Notes are an Integral Part of These Financial Statements)

XTOL Energy Inc.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US dollars)
(Unaudited)

		Period from
	Six Months	February 14, 2006
	Ended	(Date of Inception)
	May 31,	to May 31,
	2007	2006
	$	$

Operating Activities

Net loss	(197,165)	(12,932)

Adjustments to reconcile net loss to net cash used in operating activities:
Depletion and depreciation	2,167	–
Donated services and rent	7,500	3,750
Stock-based compensation	105,647	–

Changes in operating assets and liabilities
Accrued revenue	(556)	–
Prepaid expenses	(1,554)	–
Accounts payable	8,333	332
Accrued liabilities	1,017	–
Due to related party	796	–

Net Cash Used in Operating Activities	(73,815)	(8,850)

Financing Activities

Proceeds from issuance of common stock	70,000	113,800
Stock issuance costs	(1,500)	–
Proceeds from common stock subscribed	208,000	–

Net Cash Provided by Financing Activities	276,500	113,800

Increase in Cash	202,685	104,950

Cash - Beginning of Period	99,602	–

Cash - End of Period	302,287	104,950

Supplemental Disclosures

Interest paid	–	–
Income taxes paid	–	–

(The Accompanying Notes are an Integral Part of These Financial Statements)

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
(Unaudited)

1.	Nature of Operations and Continuance of Business

The Company was incorporated in the State of Nevada on February 14, 2006. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of oil and gas properties located in the United States.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at May 31, 2007, the Company has not generated significant revenue and has accumulated losses totaling $255,592 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the next twelve months, management plans to purchase additional non-operated interests in oil and gas properties, acquire a development stage exploration property and carry out an exploration program on acquired property. Management estimates expenditures of approximately $6,500,000 for acquisition and exploration costs on oil and gas interests and properties, and approximately $832,000 for other operational costs. The Company currently has no significant revenues and must rely on the sale of equity securities to fund operations. The Company will require significant additional financings in order to pursue exploration of any properties acquired. There is no assurance that the Company will be able to obtain the necessary financings to complete its objectives.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is November 30.

b)	Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

c)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to valuation of long-lived assets, donated expenses, stock-based compensation and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

d)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

e)	Property and Equipment

Property and equipment consists of computer hardware, is recorded at cost and is being amortized on a straight-line basis over their estimated life of three years.

f)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

g)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at May 31, 2007 and 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

h)	Oil and Gas Properties

The Company utilizes the full-cost method of accounting for petroleum and natural gas properties. Under this method, the Company capitalizes all costs associated with acquisition, exploration and development of oil and natural gas reserves, including leasehold acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling of productive and non-productive wells into the full cost pool on a country by country basis. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves proved and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. The costs of unproved properties are not amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such determination is made the Company assesses annually whether impairment has occurred, and includes in the amortization base drilling exploratory dry holes associated with unproved properties.

The Company applies a ceiling test to the capitalized cost in the full cost pool. The ceiling test limits such cost to the estimated present value, using a ten percent discount rate, of the future net revenue from proved reserves, based on current economic and operating conditions. Specifically, the Company computes the ceiling test so that capitalized cost, less accumulated depletion and related deferred income tax, do not exceed an amount (the ceiling) equal to the sum of: (A) The present value of estimated future net revenue computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current cost) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus (B) the cost of property not being amortized; plus (C) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less (D) income tax effects related to differences between the book and tax basis of the property.

For unproven properties, the Company excludes from capitalized costs subject to depletion, all costs directly associated with the acquisition and evaluation of the unproved property until it is determined whether or not proved reserves can be assigned to the property. Until such a determination is made, the Company assesses the property at least annually to ascertain whether impairment has occurred. In assessing impairment the Company considers factors such as historical experience and other data such as primary lease terms of the property, average holding periods of unproved property, and geographic and geologic data. The Company adds the amount of impairment assessed to the cost to be amortized subject to the ceiling test.

i)	Revenue Recognition

The Company recognizes oil and gas revenue when production is sold at a fixed or determinable price, persuasive evidence of an arrangement exists, delivery has occurred and title has transferred, and collectibility is reasonably assured.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

	j)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

	k)	Financial Instruments

The fair values of financial instruments, which include cash, accrued revenue, accounts payable, accrued liabilities and amounts due to related party, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

	l)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	l)	Foreign Currency Translation

The Company's functional currency is the United States dollar and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

	m)	Stock-based Compensation

In accordance with SFAS No. 123R “Share Based Payments,” the Company accounts for share-based payments and stock options using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

	n)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

	n)	Recent Accounting Pronouncements (continued)

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re- measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
(Unaudited)

3.	Property and Equipment

			May 31,	November
30,
			2007	2006
		Accumulated	Net	Net
			Carrying	Carrying
	Cost	Depreciation	Value	Value
	$	$	$	$

Computer hardware	3,391	1,130	2,261	2,826

4.	Oil and Gas Property

	May 31,	November
		30,
	2007	2006
	Net Carrying	Net Carrying
	Value	Value
	$	$

Proved Properties, Oklahoma

Acquisition Costs	34,038	34,038
Depletion	(1,602)	–

Net Carrying Value	32,436	34,038

On August 1, 2006, the Company acquired a 2.34% non operating interest in three oil and gas wells located in Oklahoma for $34,038.

5.	Related Party Transactions

a)

During the six month period ended May 31, 2007, the Company recognized $4,500 (period ended May 31, 2006 - $2,250) for donated services at $750 per month provided by the President of the Company. The Company also recognized $3,000 (period ended May 31, 2006 - $1,500) of donated rent at $500 per month for office premises provided by the Chief Financial Officer of the Company.

b)

As at May 31, 2007, the Company is indebted to the Chief Financial Officer of the Company for $796 (November 30, 2006 - $nil), representing expenditures paid on behalf of the Company. This amount is unsecured, non-interest bearing and have no specific terms of repayment.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
(Unaudited)

6.	Common Stock

	a)	On December 13, 2006, the Company issued 40,000 shares of common stock at a price of $0.25 per share for proceeds of $10,000.

b)

On January 12, 2007, the Company issued 10,000 shares of common stock at a fair value of $2,500 to a consultant for services rendered. This amount was recorded as common stock subscribed as at November 30, 2006.

c)

On February 2, 2007, the Company issued 30,000 shares of common stock at a price of $0.50 per share for proceeds of $15,000. In connection with this private placement, the Company paid a commission of $1,500 and issued 1,500 common share purchase warrants at a fair value of $248 exercisable at $0.50 per share of common stock until February 7, 2008.

	d)	On April 18, 2007, the Company issued 10,000 shares of common stock at a fair value of $5,000 pursuant to an Advisory Board Agreement described in Note 9(a).

	e)	On May 16, 2007, the Company issued 100,000 shares of common stock at a price of $0.45 per share for net proceeds of $45,000.

f)

As at May 31, 2007, the Company has received share subscriptions of $100,000 for 222,000 units at approximately $0.45 per unit. Each unit will consist of one share of common stock and one-tenth of a share purchase warrant. One whole share purchase warrant is exercisable into one share of common stock at $0.50 per share until June 4, 2009. See Note 10.

g)

As at May 31, 2007, the Company has received share subscriptions of $108,000 for 240,000 units at approximately $0.45 per unit. Each unit will consist of one share of common stock and one-tenth of a share purchase warrant. One whole share purchase warrant is exercisable into one share of common stock at $0.50 per share until June 4, 2009.

7.	Stock Options

On February 15, 2006, the Company granted 10,000,000 stock options to the directors with an exercise price of $0.0001 per share and expiring on February 15, 2011. These stock options were fully vested as of the grant date. The fair value for these stock options was estimated at the date of grant using the Black-Scholes option- pricing model assuming an expected life of 5 years, a risk-free rate of 4.51%, an expected volatility of 97%, and a 0% dividend yield. The weighted average fair value of stock options granted was $0.0001 per share. As at May 31, 2007, there were no unvested stock options.

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
(Unaudited)

7.	Stock Options (continued)

A summary of the Company’s stock option activity is as follows:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining
	Number of	Price	Contractual
	Options	$	Life (years)
Outstanding, November 30, 2006	10,000,000	0.0001

Granted	–	–

Outstanding, May 31, 2007	10,000,000	0.0001	3.72

Exercisable, May 31, 2007	10,000,000	0.0001	3.72

8.	Share Purchase Warrants

On February 7, 2007, the Company issued 1,500 warrants at a fair value of $248 exercisable at $0.50 per share until February 7, 2008. The fair value of the warrants was estimated at the date of issue using the Black-Scholes option-pricing model assuming an expected life of 1 year, a risk-free rate of 4.81%, an expected volatility of 81%, and a 0% dividend yield. The weighted average fair value of the warrants issued was $0.50 per share.

The following table summarizes the continuity of the Company’s share purchase warrants:

		Weighted
		average
	Number of	exercise
		price
	Warrants	$

Balance, November 30, 2006	–

Issued	1,500	0.50

Balance, May 31, 2007	1,500	0.50

As at May 31, 2007, the following share purchase warrants were outstanding:

	Exercise
Number of	Price
Warrants	$	Expiry Date

1,500	0.50	February 7, 2008

XTOL Energy Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
(Unaudited)

9.	Commitments

a)

On July 24, 2006, the Company entered into a consulting agreement with an individual (the “Consultant”) to provide geologic consulting services to the Company for a period of four months, or until terminated by either party, for $2,500 per month and 10,000 shares of common stock of the Company. The 10,000 shares with a fair value of $2,500 were issued on January 12, 2007. The Consultant was to deliver a detailed description and respective work orders (a “complete package”) of 1 to 3 acquisition projects during the term of the agreement. Upon delivery of a complete package, the Consultant was entitled to receive a bonus of $5,000 and an additional 10,000 shares of common stock. The Consultant did not deliver a complete package prior to the agreement ending on November 24, 2006. This agreement was replaced by an Advisory Board Agreement dated December 1, 2006. The Company appointed the Consultant as a member of the Company’s Advisory Board for a term of three years commencing December 1, 2006, for consideration of 10,000 restricted common shares per annum and a rate of $400 for every day the Advisor provides geological consulting services to the Company. On April 18, 2007, the Company issued 10,000 shares of common stock at a fair value of $5,000 pursuant to the Advisory Board Agreement with $2,500 included in prepaid expenses and the remaining amount charged to operations.

b)

On November 29, 2006, the Company entered into a consulting agreement with a firm to provide consulting services to the Company for a period of 13 months in consideration for the issuance of 6,000,000 common shares at a fair value of $225,000. The 6,000,000 shares were issued on November 29, 2006. As at May 31, 2007, $121,285 is included in prepaid expenses.

10.	Subsequent Events

	a)	On June 4, 2007, the Company issued the 440,000 shares for unit subscriptions received as of May 31, 2007 as described in Notes 6(f) and (g).

	b)	On July 4, 2007, the Company issued 22,000 shares of common stock and 46,200 warrants for unit subscriptions received as of May 31, 2007 as described in Notes 6(f) and (g).

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Manning Elliott LLP, Independent Registered Public Accounting Firm, audited our financial statements for the period ending November 30, 2006. Since inception, we have had no changes in or disagreements with our accountants.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of XTOL is insured or indemnified in any manner against any liability which he may incur in his capacity as such is pursuant to Nevada Revised Statutes (“NRS”), Chapter 78. The general effect of the foregoing is to allow indemnification of a control person, officer or director from liability, which would make XTOL responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

	(a)	is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

Our Bylaws further provide that, to the fullest extent permitted by NRS 78, a director or officer of XTOL will not be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for the following situations:

(a)	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)	the payment of distributions in violation of NRS 78.300.

Opinion of the SEC

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$200
Legal fees and expenses	15,000
Accounting fees and expenses	15,000
Printing and marketing expenses	500
Miscellaneous	300
Total	$31,000

Recent Sales of Unregistered Securities

Since inception on February 14, 2006 to August 13, 2007, we have completed the following sales of unregistered securities.

On February 15, 2006, we issued an aggregate of 50,000,000 shares of common stock to our directors and Hudson Capital, a company owned by one of our directors at $0.0001 per share for cash proceeds of $5,000. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act. On September 14, 2006, 20,000,000 of these shares owned by our directors and affiliate were cancelled without consideration.

On February 15, 2006, we issued an aggregate of 10,000,000 options to our directors and Hudson Capital, a company owned by one of our directors at an exercise price of $0.0001 per share for their services. The expiration date of these options is February 15, 2011. These options were issued without a prospectus pursuant to Regulation S of the Securities Act.

On April 11, 2006, we issued an aggregate of 1,550,000 shares of common stock to four non US investors at $0.05 per share for cash proceeds of $77,500. These shares were issued without a prospectus pursuant to Regulation S and Section 4(2) of the Securities Act.

On April 24, 2006 we issued an aggregate of 122,000 shares of common stock to ten non US investors at $0.25 per share for cash proceeds of $30,500. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

On September 12, 2006 we issued 20,000 shares of common stock to one US investor at $0.25 per share for cash proceeds of $5,000. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

On October 20, 2006 we issued 200,000 shares of common stock to one non US investor at $0.25 per share for cash proceeds of $50,000. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

On November 29, 2006 we issued 6,000,000 shares of common stock to Sedona AG for $225,000 worth of investment consulting services. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

In December 2006 we issued 40,000 common shares to three non US investors at $0.25 for cash proceeds of $10,000. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

In January 2007 we issued 10,000 shares of common stock to Cleveland Maynard Welsh with a fair value of $0.25 per share for geological consulting services. These shares were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

In February 2007 we issued 30,000 shares of common stock to eighteen Canadian investors at $0.50 per share by an offering memorandum. The net proceeds of this sale are $13,500, after we paid $1,500 to Canaccord Capital, a Canadian broker. On February 7, 2007, as a sales commission on the sale of this stock, we issued warrants to purchase 1,500 shares of common stock at an exercise price of $0.50 per share until February 7, 2008 to Canaccord Capital, a Canadian broker. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

On April 18, 2007 we issued 10,000 shares of common stock to Cleveland Maynard Welsh with a fair value of $0.50 per share for geological and advisory board consulting services. These shares were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

On May 16, 2007, we issued 100,000 shares of common stock to one non-US investor at a price of $0.45 per share for net proceeds of $45,000. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

In June and July 2007 we issued 462,000 shares of our common stock and 46,200 warrants to two non-US investors for unit subscriptions received as of May 31, 2007. We received net proceeds of approximately $208,000 for 462,000 units at $0.45 per unit. Each unit consists of one share of common stock and one-tenth of a share purchase warrant. One whole share purchase warrant is exercisable into one share of our common stock at $0.50 per share until June 4, 2009. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

On July 31, 2007 we issued 2,000,000 common shares to Norman Meier as compensation for 2 years of business development consulting services. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

We completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Securities Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor was not a US person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a US person.

Our reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of these shares did not involve a “public offering.” The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Exhibits

Exhibit	Exhibit
Number	Description

3.1	Certificate (Articles) of Incorporation as filed with the Nevada Secretary of State on February 14, 2006 (1)

3.2	Bylaws (1)

4	Instrument Defining the Right of Holders - Form of Share Certificate (1)

5.1	Legal Opinion & Consent

10.1	Oklahoma Non-operated Interest Conveyance and Bill of Sale (1)

10.2	Cleveland Maynard Welsh Consulting Agreement (1)

10.3	Sedona AG Consulting Agreement (1)

10.4	Gary Chayko Option Agreement (1)

10.5	Hudson Capital Corporation Option Agreement (1)

10.6	Jordan Shapiro Option Agreement (1)

10.7	Advisory Board Agreement with Cleveland Maynard Welsh (1)

10.8	Norman Meier Consulting Agreement

23.1	Consent of Manning Elliot LLP, Independent Registered Public Accounting Firm

(1) Included as exhibits on our Form SB-2 filed April 16, 2007.

Undertakings

XTOL hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

include any prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the prospectus any facts or events arising after the effective date of the prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective prospectus; and

include any material information with respect to the plan of distribution not previously disclosed in the prospectus or any material change to such information in the prospectus;

2.

that for determining liability under the Securities Act, treat each post-effective amendment as a new prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.

for determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of XTOL pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of XTOL relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of XTOL or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, XTOL certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Ontario on the 21st day of August, 2007.

XTOL Energy Inc.

By:	/s/ Gary Chayko
Gary Chayko
Director, President, Chief Executive Officer

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Gary Chayko		August 21, 2007
Gary Chayko	Director, President, Chief
Executive Officer

/s/ Jordan Shapiro		August 21, 2007
Jordan Shapiro	Director, Chief Financial Officer,
Principal Accounting Officer,
Secretary, Treasurer